     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2000


                                                      REGISTRATION NO. 333-30174
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                GARAGE.COM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     6211                                    94-3285969
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER IDENTIFICATION NO.)
      INCORPORATION OR ORGANIZATION)                 CLASSIFICATION NUMBER)

                              420 FLORENCE AVENUE
                          PALO ALTO, CALIFORNIA 94301
                                 (650) 470-0950
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  GUY KAWASAKI
                            CHIEF EXECUTIVE OFFICER
                                GARAGE.COM INC.
                              420 FLORENCE AVENUE
                          PALO ALTO, CALIFORNIA 94301
                                 (650) 470-0950
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                  ALAN K. AUSTIN                                     KEVIN P. KENNEDY
                  JAMES C. CREIGH                                   SHEARMAN & STERLING
                   DAVID A. HSU                               1550 EL CAMINO REAL, SUITE 100
         WILSON SONSINI GOODRICH & ROSATI                      MENLO PARK, CALIFORNIA 94025
                650 PAGE MILL ROAD                                    (650) 330-2200
            PALO ALTO, CALIFORNIA 94304
                  (650) 493-9300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED MAXIMUM
                                                      AMOUNT TO BE       OFFERING PRICE PER      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED(1)           SHARE(2)          OFFERING PRICE(2)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share...             4,025,000              $14.00              $56,350,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------  ----------------------
--------------------------------------------------  ----------------------

                                                    AMOUNT OF REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        FEE(2)(3)
Common Stock, $0.001 par value per share...                $14,877
-------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------



(1) Includes 525,000 shares of Common Stock that may be sold pursuant to the Underwriters' overallotment option.



(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457 promulgated under the Securities Act.



(3) Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION. DATED MARCH 24, 2000.



                                3,500,000 Shares


                               [Garage.com Logo]
                                  Common Stock

                           -------------------------


     This is an initial public offering of shares of common stock of Garage.com. All of the 3,500,000 shares of common stock are being sold by Garage.com.



     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price will be between $12.00 and $14.00. Application has been made for the quotation of the common stock on the Nasdaq National Market under the symbol "GRGE".



     See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of our common stock.


                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                                              Per Share       Total
                                                              ---------       -----
Initial public offering price...............................  $             $
Underwriting discount.......................................  $             $
Proceeds, before expenses, to Garage.com....................  $             $


     To the extent that the underwriters sell more than 3,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 525,000 shares from Garage.com at the initial public offering price less the underwriting discount.

                           -------------------------
     The underwriters expect to deliver the shares against payment in New York,
New York on                , 2000.
GOLDMAN, SACHS & CO.                                  CREDIT SUISSE FIRST BOSTON
                               ROBERTSON STEPHENS
                           -------------------------
                     Prospectus dated               , 2000.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.


     Garage.com operates an online business-to-business marketplace that helps entrepreneurs and investors create, build, and fund promising early-stage technology startups. We target our services at startups seeking to raise initial financing of between $0.5 million and $5 million. These startups are often underserved by the current venture capital market. We receive cash and the right to buy stock in our client companies as compensation for our services. During 1999, we assisted:



     - 28 client companies raise more than $90 million, for which we received cash fees and the right to buy their stock as compensation. Immediately following these financings, we owned or had the right to buy at a nominal price, an average of 4% of these clients' outstanding capital stock.



     - 12 other client companies with financing and marketing activities for which we received the right to buy their stock as compensation. These companies raised approximately $10 million.



We acted as placement agent in these transactions. The cash placement fees we received for these transactions accounted for 42% of our total revenue in 1999. We also derive revenue from our Bootcamp for Startups events, which are an integral part of our marketing and branding strategy. During 1999, these conferences accounted for approximately 41% of our total revenue. We anticipate that as our business develops, the percentage of our revenue that we receive for acting as placement agent will increase relative to our event revenue.



     The existing venture capital market, and the market for early-stage financing in particular, is highly fragmented and unstructured. As a result, we believe the market is inefficient in matching supply and demand for venture capital. Our online platform allows startups to confidentially submit their business plans in a standardized format. This allows us to review business plans quickly and cost-effectively. We then select early-stage startups that we believe are promising to list in the password-protected section of our website known as the "Portfolio". Prior to listing these companies in the Portfolio, we assist them in refining their business models, developing their teams, and creating an effective communications strategy. Finally, we help these portfolio clients secure financing from qualified investors.



     We enable startups to simultaneously present their investment opportunities to more than 2,000 of our client investors with experience in high technology investing, management, and operations. These investors include venture capital firms, corporate investors, and angel investors. We enable these client investors to access select early-stage investment opportunities without expending significant search time and resources.



     Our mission is to revolutionize and democratize the venture financing process for entrepreneurs and investors. Our strategy to achieve this goal includes continuing to:



     - create a competitive Internet-based marketplace providing startups with efficient access to venture capital;



     - enhance the quality of startups by providing strategic guidance, marketing and promotion, education, training, and executive and technical recruiting services;



     - improve our client investors' access to select early-stage investment opportunities;



     - establish Garage.com as the leading brand for online venture capital matching startups with venture capital, corporate and angel investors;



     - leverage our technology platform and extensive database of startup companies and investors to increase the efficiency of our marketplace; and



     - promote collaboration and networking among client companies, entrepreneurs, and investors.


     In 1999, we generated $5.9 million in total revenue and net income of $694,000. However, we expect to incur significant losses for the foreseeable future as we continue to expand our operations.

                                  THE OFFERING


Shares offered by
Garage.com....................   3,500,000 shares



Shares to be outstanding after
the offering..................   32,556,129 shares



Use of proceeds...............   General corporate purposes, including working
                                 capital, the opening of additional offices, the funding of our anticipated operating losses, and to exercise our rights to buy stock in our client companies. See "Use of Proceeds".


Proposed Nasdaq National
Market symbol.................   "GRGE"

     The number of shares of common stock to be outstanding after this offering is based on 29,056,129 shares outstanding as of February 10, 2000, and excludes:

     - 659,741 shares issuable upon exercise of options outstanding as of February 10, 2000 at a weighted average exercise price of $6.04 per share; and

     - 3,684,259 shares available for future issuance under our incentive plans, excluding the automatic annual increases in the number of shares authorized under these plans beginning January 1, 2001. See
       "Management -- Incentive Plans" for a description of how these annual increases are determined.

                            ------------------------

                               OTHER INFORMATION

     Unless otherwise noted, this prospectus assumes:

     - our reincorporation in Delaware, which will be completed prior to the closing of this offering;

     - the automatic conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering;

     - the filing of our amended and restated certificate of incorporation authorizing a class of 5,000,000 shares of undesignated preferred stock upon the closing of the offering; and

     - no exercise of the underwriters' option to purchase additional shares of our common stock in the offering.

     We incorporated in California on October 24, 1997 and will reincorporate in Delaware prior to the date of this prospectus. Our principal executive offices are located at 420 Florence Avenue, Palo Alto, California 94301, and our telephone number at that address is (650) 470-0950. Our regulated activities are conducted through our wholly-owned subsidiary, Garage.com Securities, Inc., which is a broker-dealer licensed with the SEC and a member of the NASD. Our website is located at: http://www.garage.com. None of the information on our website is part of this prospectus.

     This prospectus contains service marks, trademarks, and trade names of Garage.com, including: Garage.com, the Garage.com logo, and Bootcamp for Startups.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The consolidated statement of operations data for the year ended December 31, 1998, is presented for the period from October 24, 1997 (inception) to December 31, 1998. There was no revenue and operating expenses were $11,000 for the period from inception to December 31, 1997.



                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                               ----       ----
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenue...............................................  $   149    $ 5,855
Total costs and expenses....................................    1,653      5,144
Income (loss) from operations...............................   (1,504)       711
Net income (loss)...........................................   (1,504)       694
Net income (loss) per share -- basic........................  $ (0.86)   $  0.17
Shares used in per share calculation -- basic...............    1,740      4,119
Net income (loss) per share -- diluted......................  $ (0.86)   $  0.03
Shares used in per share calculation -- diluted.............    1,740     20,781


     You should read note 2 of the notes to our consolidated financial statements for an explanation of the method used to calculate the number of shares used to compute the per share data.

     The following table sets forth our consolidated balance sheet data as of December 31, 1999. This data is also presented:


     - on a pro forma basis to give effect to the sale in February 2000 of 2,989,917 shares of convertible preferred stock at a price of $9.00 per share, less offering expenses, and the automatic conversion of our convertible preferred stock into shares of common stock which will occur upon the closing of this offering; and



     - on a pro forma basis as adjusted to give effect to our receipt of the estimated net proceeds from the sale of 3,500,000 shares of common stock at an assumed initial public offering price $13.00 per share in this offering, less the underwriting discount and estimated offering expenses.



                                                                  AT DECEMBER 31, 1999
                                                           -----------------------------------
                                                                                    PRO FORMA
                                                           ACTUAL     PRO FORMA    AS ADJUSTED
                                                           ------     ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................  $16,123     $43,007       $84,087
Working capital..........................................   15,747      42,631        83,711
Total assets.............................................   17,437      44,321        85,401
Total stockholders' equity...............................   16,710      43,594        84,674

                                  RISK FACTORS


     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occurs, our business could be seriously harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.


                      RISKS ASSOCIATED WITH OUR OPERATIONS

THE MARKET FOR ONLINE VENTURE CAPITAL SERVICES IS NEW AND UNPROVEN. IF THE MARKET FOR THESE SERVICES FAILS TO GROW, OUR BUSINESS WILL SUFFER.


     The market for online venture capital services is at an early stage of development and is rapidly evolving. Consequently, demand and market acceptance for these recently introduced services are subject to a high level of uncertainty. Traditional means of investing and raising capital generally involve numerous face-to-face meetings. Our business requires entrepreneurs and venture capital investors, who have relied in the past upon traditional means of investing and raising capital, to submit information in a standardized format through our website. Some entrepreneurs may be unwilling to restructure their business plans to fit our Internet-based format, and entrepreneurs and investors may not be comfortable submitting confidential information on the Internet. Accordingly, we must conduct marketing and sales efforts to educate these prospective clients about the uses and benefits of investing and raising capital online. For example, we must persuade our prospective startup clients that the services we offer, such as brokering venture capital transactions, executive search, and business model review and counseling, provide value in relation to the services that our competitors offer, principally providing capital. If our online services are not accepted by these prospective clients, our business will be seriously harmed.


WE BEGAN OPERATIONS IN 1998. AS A RESULT, YOU MAY HAVE DIFFICULTY EVALUATING OUR BUSINESS AND PROSPECTS.


     We have a limited operating history upon which you can evaluate our business and prospects. We were organized on October 24, 1997, began our development activities in March 1998, and commenced our broker-dealer operations in late 1998. We did not open our first regional office until July 1999 and did not open our first international office until November 1999. Our business and prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stages of development. These risks are particularly severe among companies in new and rapidly evolving markets such as online venture capital services and those in regulated industries such as the securities industry. It may be difficult or impossible to accurately forecast our operating results based on our historical results.



OUR STOCK PRICE COULD FLUCTUATE DRAMATICALLY BECAUSE OF VARIATIONS IN OUR QUARTERLY OPERATING RESULTS. WE HAVE DIFFICULTY PREDICTING OUR QUARTERLY OPERATING RESULTS. THIS COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.



     Period-to-period comparisons of our operating results may not be a good indication of our future performance. For the reasons set forth below, our revenue is difficult to predict. Therefore, in any given quarter our operating results may not meet the expectations of stock market analysts or investors. If this occurs, our stock price will likely fall significantly.



     Factors that may cause fluctuations in our operating results include the following:



     - introductions of or enhancements to online venture capital services by us or our competitors;

     - the pace of development of the market for online commerce;



     - changes in the level of operating expenses to support projected growth;



     - the timing and size of our advertising campaigns and those of our competitors;



     - changes in pricing policies by us or our competitors;



     - disruptions or problems in our services to customers;



     - changes in our business strategy;



     - operating decisions that may negatively affect short-term results but benefit long-term profitability; and



     - general economic conditions.



As a result of these factors, our quarterly results of operations are difficult to forecast.



VARIATIONS IN OUR QUARTERLY OPERATING RESULTS CAUSED BY THE TIMING OF OUR CLIENT COMPANIES' FINANCING TRANSACTIONS AND THE TIMING OF OUR EVENTS COULD CAUSE OUR STOCK PRICE TO FLUCTUATE. THIS COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.



     The timing of our revenue depends on a number of factors that are outside of our control. For example, we receive cash placement fees only when our client companies close their financings, the timing of which is outside our control. Moreover, in our experience, our clients are more likely to close their financings in the last month of each quarter. To the extent that a particular financing is delayed into a subsequent quarter, our cash revenue from that client will also be deferred into a subsequent quarter, which could cause us to fail to meet the quarterly expectations of stock market analysts or investors. In addition, we receive cash placement fees only when our client companies raise funds from investors that are not excluded from our engagement agreement. These excluded investors usually consist of investors with whom the startup has a pre-existing relationship. We cannot control the extent to which our client companies will raise funds from these excluded investors.



     We also depend on revenue from our events, including Bootcamp for Startups. Our events will not necessarily be scheduled evenly throughout the year. To the extent that we have more events in a particular quarter than in the preceding or succeeding quarter, our revenue will fluctuate, perhaps significantly.



BECAUSE WE RECOGNIZE CHANGES IN THE FAIR VALUE OF THE SECURITIES WE HOLD IN OUR OPERATING RESULTS, OUR QUARTERLY OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY. THIS COULD CAUSE OUR STOCK PRICE TO FLUCTUATE, RESULTING IN SUBSTANTIAL LOSSES TO INVESTORS.



     We account for the securities that we hold at fair value. Under the fair value method of accounting, we recognize as revenue any increases in fair value of these securities and reduce revenue by the amount of any decreases in the fair value of these securities. This could seriously harm our results of operations. During 1999, approximately 4% of our revenues were attributable to increases in the fair value of our securities. The following factors may affect the fair value of our securities:



     - an initial public offering or acquisition of our client companies;



     - operating results of our client companies;



     - market valuations of other companies that are comparable to our client companies;



     - the state of development of our client companies;



     - a general decline in securities prices and inactivity or uncertainty in the public or private equity markets;

     - market acceptance of the services provided by our client companies; and



     - general economic conditions.



We have no control over these factors. In addition, it is difficult for us to value the securities we hold because little information may be available regarding our client companies and because their securities are not publicly traded. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effect of Various Accounting Methods on our Results of Operations" for a discussion of how we value our securities.



     If valuations for high technology companies decline, the fair value of the securities we hold may not appreciate and, accordingly, we would not recognize any appreciation revenue. Furthermore, if the fair value of these securities actually declines, we will be forced to offset our cash revenue by the amount the fair value declined. This could seriously harm our results of operations. Moreover, any downturn in the market for high technology stocks could adversely affect our ability to sell these securities, which could harm our liquidity.



BECAUSE VENTURE CAPITAL ACTIVITY HISTORICALLY HAS DECLINED IN AUGUST AND DECEMBER OF EACH YEAR, WE EXPECT SEASONALITY IN OUR REVENUES. HOWEVER, WE ARE UNSURE HOW THIS SEASONALITY WILL AFFECT OUR BUSINESS BECAUSE OF OUR EARLY STAGE OF DEVELOPMENT.


     We expect to experience seasonality in our revenue. For example, venture capital activity historically has declined in August and December of each year. We anticipate, therefore, that our revenue may decline during these future periods. These seasonal variations in our revenue may lead to fluctuations in our quarterly operating results. It is difficult for us to evaluate the degree to which this seasonality may affect our business because of our early stage of development.


WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.



     At December 31, 1999, we had an accumulated deficit of $810,000. Although we were profitable in 1999, we do not expect to be profitable in 2000. We expect our operating expenses to increase significantly as we expand our professional staff, acquire new office space for our headquarters, expand marketing operations and events, increase the number of our domestic and international offices, and continue to develop and extend our online services. However, we cannot estimate the extent to which this anticipated expansion will impact our operating results. In addition, we expect that our expenses associated with amortization of deferred compensation will increase to at least $742,000 in 2000 from $541,000 in 1999. If such expenses precede or are not followed by increased revenue, our financial results will be seriously harmed. Although our revenue has grown in recent periods, we cannot assure you that our revenue will continue at its current level or increase in the future.



PERIODS OF DECLINING SECURITIES PRICES, INACTIVITY, OR UNCERTAINTY IN THE PUBLIC OR PRIVATE EQUITY MARKETS MAY ADVERSELY AFFECT OUR PLACEMENT FEE REVENUE DUE TO A DECLINE IN INVESTMENT ACTIVITY.



     Our placement fee revenue is likely to be lower during periods of declining securities prices, particularly in the high technology sectors on which we focus. Our business depends particularly on the public and private equity markets for companies in the high technology sectors because many investors in startup companies also own securities in other Internet and technology companies. To the extent these investors incur losses on their other securities, they may be less able or willing to invest in startup companies. In addition, startup companies may find it more difficult to raise capital during periods of declining securities prices. The public markets have historically experienced significant volatility not only in the number and size of initial financing transactions, but also in the secondary market trading volume and prices of newly issued securities. For example, the securities markets for Internet companies have recently experienced significant activity and volatility, which may not be sustained. We believe activity in the private equity markets frequently reflects trends in the public markets. As a result, our revenue may be adversely affected during periods of declining prices or inactivity in the public markets to the extent that our client companies or our prospective client companies are unable or unwilling to seek financing.


     We, like other broker-dealers, are directly affected by national and international economic and political conditions, broad trends in business and finance, and substantial fluctuations in volume and price levels of securities transactions. Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide services. Because our placement fees are based on a percentage of the amount of capital raised by our client companies and the number of financings we arrange, our revenue is directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn.


WE DEPEND ON INVESTOR INTEREST IN THE HIGH TECHNOLOGY AND TECHNOLOGY-RELATED LIFE SCIENCES INDUSTRIES. ANY SUSTAINED DOWNTURN IN THE MARKET FOR THESE COMPANIES WOULD SERIOUSLY HARM OUR RESULTS OF OPERATIONS AND LIQUIDITY.


     All of our client companies are involved in sectors of the high technology industry, including the technology-related life sciences sector. Life sciences companies include pharmaceutical, health care services, and medical device companies. Our success depends on the ability of our client companies to raise capital and grow their businesses. In recent months, the U.S. securities markets, particularly those markets involving the Internet, have established record price levels which, we believe, have favorably impacted our business. If the private capital markets for technology-related companies weaken for an extended period of time, our client companies may not be able to raise funds, leading to a decline in demand for our services. If this occurs, our cash and equity compensation from placements will decline. Moreover, our client investors may be reluctant or unable to invest additional funds in our client companies and may not continue subscribing to our services. Prospective client investors also may not be willing to pay subscription fees for the services we provide to investors.



WE DEPEND ON A LIMITED NUMBER OF KEY EXECUTIVES, INCLUDING GUY KAWASAKI, WHO WOULD BE DIFFICULT TO REPLACE.



     Our success depends significantly on the continued services of our senior management, especially Guy Kawasaki, our Chairman of the Board and Chief Executive Officer. Losing Guy Kawasaki or any of our other key executives, including William Reichert, our President; Mary Ann Cusenza, our Chief Financial Officer; William Joos, our Vice President of Business Development; and William Mayall, our Vice President of Engineering, could also seriously harm our business. We cannot assure you that we will be able to retain our key executives or that we would be able to replace any of our key executives if we were to lose their services for any reason. Competition for these executives is intense. Many of our key executives have been employed by Garage.com since inception. If we had to replace any of these key executives, we would not be able to replace the significant amount of knowledge that these key executives have about our operations. We do not maintain "key man" insurance policies on any of our executives. We do not have employment contracts with any of our executives.

WE HAVE GROWN VERY RAPIDLY. THIS GROWTH HAS PLACED A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES. WE EXPECT THIS STRAIN TO CONTINUE. WE WILL NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY UNLESS WE ARE ABLE TO EFFECTIVELY MANAGE THIS STRAIN ON OUR SYSTEMS AND RESOURCES.


     We have grown rapidly. For example, our total employees have grown from 10 at the end of 1998 to 30 at the end of 1999. This growth has placed a significant strain on our management systems and resources. To the extent that our business continues to grow, we must:


     - expand, train, and manage our employee base effectively;

     - open new offices, both in the United States and internationally;

     - expand our infrastructure and systems to accommodate the growth of our client base;

     - improve our management, financial, and information systems and controls; and

     - expand our ability to supervise our employees, particularly those in our branch offices.


We must recruit qualified personnel, for which there is high demand and short supply. We opened our first regional office in July 1999 and our first international office in November 1999. We expect that we will need to open additional offices. However, we cannot currently estimate the number of new offices we may need. We do not have significant experience operating a multi-office business. The strains imposed by these demands are magnified by the early-stage nature of our operations. If we cannot manage our growth effectively, our business could be seriously harmed.



     We currently lease approximately 7,500 square feet of office space for our headquarters but expect that we will need approximately 7,500 square feet of additional office space during the next twelve months. Suitable office space in Silicon Valley, where most of our operations are located, is in short supply and may be twice as expensive per square foot as our current space. We are currently seeking additional office space for our headquarters. However, we cannot assure you that we will be able to locate suitable office space on cost effective or favorable terms.


     As our business expands, we also face risks relating to the need to expand and upgrade our business processes and information technology systems, network infrastructure, and other aspects of our technology. While many of our systems can accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments to accommodate growth, particularly in our telecommunications systems. In addition, we cannot assure you that we will be able to predict accurately the timing or rate of such growth, or expand and upgrade our systems and infrastructure on a timely basis. We also cannot assure you that we will be able to attract the employees or conduct the systems improvements necessary to manage this growth effectively or that we will be able to achieve the rate of growth we have experienced in the past.

OUR GROWTH WILL BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     Our future success depends in significant part on our ability to retain our key technical staff, business development managers, and management and marketing personnel. In addition, we must continue to attract and retain qualified professionals to perform services for our existing and future clients. Competition for highly qualified technical, business development, and management and marketing personnel is intense, particularly in Silicon Valley, where most of our operations are located. We have in the past experienced difficulty in attracting new personnel. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot assure you that we will succeed in attracting and retaining the personnel we need to grow.

OUR STRATEGY DEPENDS ON THE SUCCESS OF OUR CLIENT COMPANIES. WE HAVE LITTLE INFLUENCE OR CONTROL OVER THE OPERATION OF THESE COMPANIES.


     Our client companies are generally at early stages of development and therefore may have greater risk of not succeeding than later-stage companies. We depend on the success of our client companies, which we do not control. We generally do not have board representation or active management involvement with any of these companies. If our client companies do not succeed, our business will be affected in the following ways:


     - our client companies may not engage our services when they undertake subsequent financings;


     - prospective new client companies may not engage our services when they undertake financings;



     - client investors may decide that our selection process is faulty;


     - the value of our brand name may diminish; and


     - client investors may stop using our services.



In addition, we receive the right to buy stock in our client companies as compensation for our services. If our client companies do not succeed, the fair value of the securities we hold will be reduced, which could reduce our revenue. This could seriously harm our financial results.



DURING 1999, EVENT SPONSORSHIPS AND WEBSITE SPONSORSHIPS ACCOUNTED FOR 23% OF OUR REVENUE. IF WE ARE UNABLE TO MAINTAIN THESE SPONSORSHIPS OR DEVELOP NEW SPONSORSHIPS, OUR BUSINESS WILL BE HARMED.



     We have established sponsorships with professional services firms, media companies, and financial services companies. In exchange for fees paid by these sponsors, we promote these firms on our website and in conjunction with our events. Our event sponsorship agreements, which may cover one or more events, are short-term in nature and may be terminated at will by a sponsor. In addition, we have website sponsorships with eight "founding" sponsors. These agreements prohibit us from featuring another sponsor in the same industry more prominently on our website. This may limit the number of sponsors we can attract. These agreements generally have a term of three years and are automatically renewable for additional one-year periods. However, one of our founding sponsors has the right to terminate its agreement with us immediately prior to the first or second anniversary of the agreement. We cannot assure you that we will be able to maintain these relationships or develop new relationships.


WE DEPEND ON OUR INTELLECTUAL PROPERTY. OUR INTELLECTUAL PROPERTY COULD BE USED BY OTHERS WITHOUT OUR CONSENT BECAUSE WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY ADEQUATELY.


     Our success and ability to compete depend to a significant degree on our intellectual property. We rely on copyright and trademark law, as well as confidentiality arrangements, to protect our intellectual property. We currently do not have any patents, although we have one patent pending. The concepts and technologies we use may not be patentable. Effective protection may not be available for our servicemarks. Although we have applied to register our servicemarks, including the servicemark "GARAGE.COM", in the United States and in countries in which we do business or expect to do business, we cannot assure you that we will be able to secure significant protection for these marks. Our competitors or others may adopt product or service names similar to "GARAGE.COM", thereby impeding our ability to build brand identity and possibly leading to client confusion. Our inability to adequately protect the name "GARAGE.COM" would seriously harm our business. Policing unauthorized use of our intellectual property is made especially difficult by the global nature of the Internet and difficulty in controlling the ultimate destination or security of software or other data transmitted on it. The laws of other countries may afford us little or no effective protection for our intellectual property. We cannot assure you that the steps we take will prevent misappropriation of our intellectual property or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to:


     - enforce our intellectual property rights;


     - determine the validity and scope of the proprietary rights of others; or


     - defend against claims of infringement or invalidity.

Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could seriously harm our business.

PROSPECTIVE CLIENTS AND OTHER THIRD PARTIES MAY CLAIM THAT WE HAVE INFRINGED THEIR INTELLECTUAL PROPERTY. ANY CLAIMS AGAINST US WOULD BE COSTLY AND TIME-CONSUMING TO DEFEND, AND COULD HARM OUR REPUTATION.


     We may be subject to claims of intellectual property infringement as a result of our business plan screening process. We regularly receive business plans from thousands of startups whose primary assets are their business concepts, ideas, and other intellectual property. Some of these startups may later claim that we gave their ideas to others or that we breached a duty of confidentiality. Venture capital firms in the past have been subject to claims that they infringed the intellectual property of startups who had submitted business plans to them. We are not aware that any such claims have been made or threatened against us. However, if a startup makes such a claim against us, it could be costly and time-consuming to defend and may damage our reputation. Our business depends on startups having confidence in the confidentiality of our review process. Any claim that we infringed the intellectual property of a startup could harm our reputation and cause entrepreneurs to be less confident doing business with us.


WE INTEND TO OPEN NEW OFFICES IN DIFFERENT GEOGRAPHIC REGIONS OF THE UNITED STATES. WE MAY NOT BE SUCCESSFUL WHEN WE ENTER THESE NEW MARKETS.


     We intend to open additional offices in the United States in or near areas with a concentration of high technology activity. We have not yet identified our next areas for expansion. We rely on these offices to generate interest among local entrepreneurs, investment opportunities, and business plan submissions. Opening these offices requires a substantial amount of management time and resources to recruit local managers who are familiar with the local investor and entrepreneur communities, develop relationships with local referral sources such as professional service providers, and establish local operations. In addition, in some states, we become subject to additional regulatory oversight from state securities regulators when we open new branch offices. To the extent that we are not able to open and operate new offices successfully, our business may be harmed.



     In addition, we believe that many of the areas where we intend to open new offices have different cultures and processes for raising venture capital. To succeed in these markets and successfully integrate our business into the local venture capital community, we may need to adapt our policies and practices in each new market that we enter. If we are not successful in doing so, we may not succeed in developing relationships with local entrepreneurs and investors, which could harm our business. To the extent we are unable to generate investment opportunities and business plan submissions, our future growth may be limited.

WE PLAN TO EXPAND INTERNATIONALLY. OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO UNCERTAINTIES, WHICH MAY PREVENT OR DELAY US FROM GENERATING SIGNIFICANT REVENUE FROM INTERNATIONAL OPERATIONS.


     None of our revenue to date has been derived from international operations. We opened offices in Israel in November 1999 and in London in January 2000, and plan to open additional international offices during 2000. We have not yet identified our next area for expansion. These offices may be more expensive to operate than our U.S. offices. Initially, we plan to operate our international offices to generate investment opportunities for our U.S. investors and do not plan to offer investment opportunities to investors who reside outside of the United States. However, we plan eventually to convert each international office into a full-service office in which we offer investment opportunities to non-U.S. residents. When we do, we will need to comply with the regulatory controls of each specific country in which we conduct business.


     The online services we offer were not contemplated at the time most foreign securities laws were enacted. Only a few companies have attempted to establish operations similar to ours in a number of countries where we plan to open offices. As a result, we may need to incur significant expenses to resolve issues with foreign securities regulators. If we cannot resolve these issues, we will not be able to market our branded services and products successfully in these international markets.

     In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated securities industry, such as:

     - unexpected changes in regulatory requirements, including foreign securities laws;

     - international tax issues and restrictions on the ability to repatriate profits and cash;

     - difficulties in staffing and managing foreign operations;

     - less developed technological infrastructures;

     - lower customer acceptance of our electronic investment services;

     - political instability;

     - fluctuations in currency exchange rates;

     - reduced protection for intellectual property rights in some countries;
       and

     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

Any of the foregoing could adversely impact the success of our international operations. We cannot assure you that one or more of the factors described above will not harm our future international operations or our overall business.

IF WE DO NOT INTRODUCE NEW SERVICES AND PRODUCTS IN A TIMELY MANNER, OUR BUSINESS MAY BE HARMED.

     Our future success will depend on our ability to develop and enhance our services and products. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services and products, including the risks that we will be unable to:

     - effectively use new technologies;

     - adapt our services and products to emerging industry or regulatory standards; or

     - market new or enhanced services and products.

If we are unable to develop and introduce new or enhanced services and products quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services and products do not achieve market acceptance, our business could be seriously harmed.


THE COMPETITION WE FACE FROM BOTH ESTABLISHED AND RECENTLY FORMED FIRMS MAY ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY. WE ALSO FACE COMPETITION FROM FIRMS THAT ARE NOT CURRENTLY IN OUR MARKET BUT COULD QUICKLY AND EASILY ENTER OUR MARKET.



     We encounter intense competition in all aspects of our business, and we expect this competition to increase. For example, we face competition from regionally-focused companies, both domestically and internationally, which are trying to connect startups with venture investors using an Internet-based market. These competitors include SeedStage Capital, Vcapital.com, Yazam.com, and OffRoad Capital.



     We also face competition from incubator firms such as Internet Capital Group, divine interVentures, Bill Gross' ideaLab!, and eCompanies. Safeguard Scientifics, one of our stockholders, is the controlling stockholder of Internet Capital Group. These companies offer an alternative source of capital and provide startups with office space, equipment, professional services, and strategic guidance. We also face competition from venture capital firms, merchant banks, investment banks, and established angel investor networks. In addition, companies that have not traditionally provided investment banking services, including commercial banks and providers of online financial services, may elect to enter into our industry, particularly if we or our existing competitors are successful. This competition could reduce the demand for our services and create pricing pressures. Established professional service and financial firms could leverage their existing and future relationships with startups, expertise, and established reputations to quickly enter our market, thereby reducing the demand for, or the prices of, our services.


     If we are unable to compete effectively with these competitors, the quality of the startups applying to us for assistance may be reduced. Many of our competitors have longer operating histories and significantly greater financial, technical, and marketing resources than us. In addition, many of these competitors offer a wider range of services and financial products than we do. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be leveraged to accelerate their competitive activity. Moreover, current and potential competitors have established and may establish future cooperative relationships among themselves and with third parties to enhance their products and services in this space. Consequently, new competitors or alliances may emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business. For more information on the competition that we face, see "Business -- Competition".

WE MAY BE LIABLE FOR INFORMATION RETRIEVED FROM OUR WEBSITE, THE WEBSITES OF OUR SPONSORS, AND THE WEBSITES OF OTHER THIRD PARTIES.

     Users of our website may access content on our website and on the websites of our sponsors or other third parties through website links, and they may download content and subsequently transmit this content to others over the Internet or other means. This could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright, trademark infringement, or the wrongful actions of third parties. Other actions may be brought based on the nature, publication, and distribution of our content or based on errors or false or misleading information provided on our website. Claims have been brought against online services in the past, sometimes successfully, based on the content of material contained on their sites. In addition, some of the content provided by our sponsors and other third parties is drawn from data compiled by other parties, including governmental and commercial sources. This data may contain errors.

     We are not aware of any such claims threatened against us. However, claims brought by users of our website could be material. Even if these claims do not result in liability, we could incur significant costs in investigating and defending against these claims. The imposition of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to liability. Those measures may require the expenditure of substantial resources and limit the attractiveness of our services. Additionally, we have limited insurance coverage, which may not cover all such claims to which we are exposed.

THE NEED TO COMPLY WITH THE INVESTMENT COMPANY ACT, AND THE UNCERTAINTY OF OUR ABILITY TO COMPLY, COULD MAKE US DELAY OR MODIFY OUR BUSINESS PLANS, CHANGE OUR BUSINESS STRUCTURE, OR IMPAIR OUR ABILITY TO OPERATE AS WE PROPOSE.


     The Investment Company Act restricts the operations of companies that are deemed to be "investment companies". Generally, any company that owns investment securities with a value exceeding 40% of its total assets (excluding cash items and United States government securities) is deemed to be an "investment company" unless a particular exemption applies. We must qualify for an exemption under the Investment Company Act because we hold a significant number of investment securities, which we receive as compensation for our services. The Investment Company Act provides an exemption for companies that are "primarily engaged" in broker-dealer activities. We believe that we qualify for the broker-dealer exemption because Garage.com Securities is primarily engaged in the business of selling securities to customers, acting as a broker, and related activities. We have been advised by our special counsel, Kirkpatrick & Lockhart LLP, that it is reasonable for us to rely on the broker-dealer exemption. We have not sought a ruling from the SEC or members of the SEC staff. This exemption has not, however, been subject to substantial regulatory or judicial interpretation. Accordingly, we cannot assure you that the SEC will agree with our conclusion or that a court will agree with our conclusion if this issue is ever litigated.


     If our efforts to continue to rely on this exemption, we could be forced to modify our activities. This might include disposing of assets sooner than we would prefer at prices lower than we might otherwise be able to realize. In that case, we would incur tax liabilities in connection with such asset disposition. In addition, we also might be forced to forego opportunities to purchase additional investment securities or to undertake additional activities at a time or in a manner that is not consistent with our best business interests. Any of the foregoing could harm our business and results of operations. If we fail to comply with the requirements of the Investment Company Act, we would be prohibited from engaging in business or selling our securities, and could be subject to civil and criminal actions for doing so. In addition, our contracts would be voidable and a court could appoint a receiver to take control of us and liquidate our business. Any failure to comply with the Investment Company Act would therefore seriously harm our business.

WE MAY NEED TO RAISE ADDITIONAL FUNDS. THESE FUNDS MAY NOT BE AVAILABLE WHEN WE NEED THEM.

     Based on our current plans, we believe that the net proceeds from this offering, our cash on hand, and cash generated from our operations will be sufficient to fund our operations for at least the next 12 months. After this time, we may need to raise additional funds to support more rapid expansion, exercise our rights to acquire the equity interests that we receive as compensation for our services, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies, or respond to unanticipated events. We cannot assure you that additional financing will be available when needed on favorable terms, or at all. If these funds are not available when we need them, we may need to change our business strategy or reduce our operations or investment activities. In addition, any issuance of additional equity securities will dilute the ownership interest of our existing stockholders and the issuance of additional debt securities may increase the perceived risk of investing in us.

               RISKS RELATED TO ONLINE COMMERCE AND THE INTERNET

GOVERNMENTAL REGULATION OF THE INTERNET MAY NEGATIVELY AFFECT OUR BUSINESS AND REDUCE DEMAND FOR OUR SERVICES.


     Laws directly applicable to communications or commerce over the Internet are becoming more prevalent. The manner in which new and existing laws will be applied to the Internet, however, remains largely unsettled. It may take years to determine whether and to what extent existing laws will apply to Internet transactions. The uncertainty relating to how these laws will be applied may increase our cost of doing business and increase the risk associated with doing business.



     In addition, the SEC is expected to adopt new interpretations soon regarding the use of the Internet in the distribution of securities. These regulations could fundamentally affect the manner in which we do business. If these new regulations change the earlier positions of the SEC staff upon which our business is based, for example, by stating that private placements of securities may not be conducted over the Internet even with the password protections that our system uses, then our business would be seriously harmed.



FAILURE OF OUR PASSWORD PROTECTION FEATURES COULD SERIOUSLY HARM OUR CLIENTS' SECURITIES LAW COMPLIANCE. IF THIS OCCURS, OUR BUSINESS AND REPUTATION WILL BE SERIOUSLY HARMED.



     We rely upon password protection features to provide the security and authentication necessary to comply with applicable state and federal securities laws. Our client companies generally raise capital by making private placements of their securities. The validity of these private placements depends in part on our password protection features. If these password protection features fail, our client companies' private placements may be invalid. If this occurs, we may be subject to significant liability, and our business and reputation could be seriously harmed. It is not possible to quantify the harm that might result if this occurs.


OUR BUSINESS DEPENDS ON THE INTERNET AND OUR INTERNAL COMPUTER SYSTEMS. OUR BUSINESS WILL BE HARMED IF THESE SYSTEMS FAIL.


     Although a significant portion of our business is conducted using traditional methods of contact and communications such as face-to-face meetings, a portion of our business is conducted through the Internet. For example, all business plans are submitted and screened through an Internet-based system. In addition, we present investment opportunities to our client investors through the Internet. We could experience future system failures and degradations. We cannot assure you that we will be able to prevent an extended systems failure if any of the following events occurs:


     - human error;

     - subsystem, component, or software failure;

     - a power or telecommunications failure;

     - an earthquake, fire, or other natural disaster;

     - hacker attacks or other intentional acts of vandalism; or

     - an act of God or war.

     Any such systems failure that interrupts our operations could seriously harm our business. We currently have limited off-site data storage and disaster recovery systems.

     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our future success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity, and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services.

ANY LACK OF CONFIDENCE RELATED TO THE SECURITY OF OUR SYSTEMS AND OUR ABILITY TO TRANSMIT CONFIDENTIAL INFORMATION OVER THE INTERNET MAY ADVERSELY IMPACT OUR BUSINESS.


     The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications. We, like other companies that rely heavily on electronic communication, are potentially vulnerable to attempts by unauthorized computer users to penetrate our network security. If successful, those individuals could misappropriate confidential information or cause interruptions in our online services. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems. In addition to security breaches, inadvertent transmission of computer viruses could expose us to the risk of disruption of our business, loss, and possible liability. Continued concerns over the security of Internet transactions and the privacy of its users may also inhibit the growth of the Internet generally as a means of conducting commercial transactions.


     In addition, our business requires startups to submit business summaries to us over the Internet. The confidentiality of these business summaries is of great importance to these startups. Due to concerns regarding communications security of the Internet, these startups may decide not to submit business summaries over the Internet, which could harm our business.

                 RISKS ASSOCIATED WITH THE SECURITIES INDUSTRY


WE ARE REGULATED BY THE SEC, STATE REGULATORS, AND THE NASD. WE MAY IN THE FUTURE BE REGULATED BY FOREIGN SECURITIES REGULATORS.



     The securities industry in the United States is subject to regulation under both federal and state laws. The SEC, the NASD, other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders, or suspend or expel a broker-dealer or any of its officers or employees. If any of these events occur, our business and reputation could be seriously harmed.



     Broker-dealers are subject to regulations covering many aspects of the securities business, including:


     - sales methods;

     - trade practices among broker-dealers;

     - use and safekeeping of customers' funds and securities;

     - capital structure;

     - record keeping;

     - conduct of directors, officers, and employees; and

     - supervision of employees, particularly those in branch offices.

     Our mode of operation and profitability may be directly affected by:

     - additional legislation;

     - changes in rules promulgated by the SEC, state regulators, the NASD, and other self-regulatory organizations; and

     - changes in the interpretation or enforcement of existing laws and rules.


     Our ability to comply with applicable laws and rules depends on our establishment and maintenance of an effective compliance system, as well as our ability to attract and retain qualified compliance personnel. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. If we are unable to comply with applicable laws and rules, our business could be seriously harmed.



     We anticipate that we will expand the operations of our foreign offices so that we can offer investment opportunities to non-U.S. residents. If we do, we will be subject to extensive regulation by foreign securities regulators. If we cannot comply with these regulations in a cost-effective manner, our ability to expand our business internationally will be limited.



     For more detail on the regulatory environment in which we operate, see "Business -- Regulation".



WE MAY EXPAND OUR SERVICES TO INCLUDE UNDERWRITING. IF WE DO, WE WILL FACE ADDITIONAL LIABILITY EXPOSURE AND BUSINESS RISKS, WHICH COULD HARM OUR BUSINESS.


     We may expand our services in the future to include underwriting. Participation in underwriting involves significant risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase or if it is forced to liquidate its commitment at less than the price at which it purchased the securities from the issuer. We would also face potential liability under federal and state securities and other laws for allegedly false or misleading statements made in connection with securities offerings or other transactions. We will also be subject to extensive additional regulatory requirements if we enter the underwriting business, including those of the SEC, the U.S. Treasury, and other regulatory agencies. If we enter the underwriting business, our net capital requirements will significantly increase. In addition, we will incur additional expenses. We cannot assure you that revenue generated from underwriting will exceed these additional expenses.

EMPLOYEE MISCONDUCT IS DIFFICULT TO DETECT. IF MISCONDUCT OCCURS, OUR BUSINESS AND REPUTATION COULD BE HARMED.


     A number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry have occurred in recent years, and we run the risk that employee misconduct could occur. Misconduct by our employees could include binding us to transactions that have not been authorized or that present unacceptable risks. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Broker-dealers, such as Garage.com Securities, have greater exposure to these risks than do companies outside of the financial services industry. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. Companies that are not regulated do not face the same types of regulatory sanctions that we may face if we experience employee misconduct. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

                      RISKS ASSOCIATED WITH THIS OFFERING


OUR DIRECTORS AND EXECUTIVE OFFICERS WILL CONTROL 51.2% OF OUR COMMON STOCK FOLLOWING THIS OFFERING.



     Following the completion of this offering, our directors and executive officers will control approximately 51.2% of our outstanding common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions. Such control may have the effect of delaying or preventing a third party from acquiring or merging with Garage.com, which could hinder your ability to receive a premium for your shares. For more details on our principal stockholders, see "Principal Stockholders".


WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS OF THIS OFFERING, AND WE MAY NOT USE THESE PROCEEDS EFFECTIVELY.

     Our management could spend the proceeds from this offering in ways with which our stockholders may not agree or that do not yield a favorable return. Our primary purpose in conducting this offering is to create a public market for our common stock. As of the date of this prospectus, we plan to use the proceeds from this offering for general corporate purposes, including working capital, the opening of additional offices, the funding of our anticipated operating losses, and acquisition of equity interests in client companies. We may also use the proceeds in future strategic acquisitions but do not have any acquisitions planned.

OUR CHARTER DOCUMENTS COULD DETER A TAKEOVER, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE A PREMIUM FOR YOUR SHARES.

     Upon completion of this offering, our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock. Our board of directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock.

     Our charter documents contain anti-takeover devices including:

     - only one of the three classes of directors is elected each year;

     - the ability of our stockholders to remove directors without cause is limited;

     - the right of stockholders to act by written consent has been eliminated;

     - the right of stockholders to call a special meeting of stockholders has been eliminated; and

     - a requirement to give advance notice to nominate directors or to submit proposals for consideration at stockholder meetings.

Any of the foregoing provisions could discourage potential acquisition proposals for Garage.com and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW MAY INHIBIT POTENTIAL ACQUISITION BIDS FOR OUR COMPANY.


     Upon completion of this offering, we will be subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions.
Section 203 generally makes it more difficult for a person to make an unsolicited acquisition of a corporation subject to this provision. Under Delaware law, a corporation may opt out of the anti-takeover provisions of
Section 203. We do not intend to opt out of the anti-takeover provisions of Delaware Law. Section 203 may deter a takeover, which could inhibit your ability to receive a premium for your shares.


OUR STOCK PRICE MAY BE EXTREMELY VOLATILE AND YOU MAY NOT BE ABLE TO RESELL SHARES AT OR ABOVE THE OFFERING PRICE.

     There was no public market for our shares prior to this offering, and after the offering, a liquid public market for the shares may not develop. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

     - actual or anticipated fluctuations in our operating results;

     - changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

     - revenue fluctuations caused by changes in the fair value of the equity compensation we receive for our services;

     - changes in general economic or market conditions;

     - announcements of technological innovations; and

     - the operating and stock price performance of other comparable companies.

     The stock market in general, and the securities of technology-related companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. In addition, the stock prices of technology-related companies have been extremely high by historical standards in recent years. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

     In the past, securities class action litigation has often followed periods of volatility in the market price of a company's securities. If this were to happen to us, the resulting litigation would be expensive and would divert management's attention from us and our client companies. If our client companies become subject to litigation, the fair value of the equity compensation we receive from these companies may decline, which would harm our revenue.

     We and the representatives of the underwriters will determine the offering price for the shares through negotiations based on a number of factors. You should read the "Underwriting" section for a more complete discussion of the factors considered in determining the initial public offering price.


APPROXIMATELY 29.1 MILLION, OR 89.3%, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.



     After this offering, we will have 32,556,129 shares of common stock outstanding. This includes the 3,500,000 shares that we are selling in this offering, which may be resold into the public market immediately as long as these shares are not purchased by our affiliates. The remaining 89.3%, or 29,056,129 shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.

     In addition, all of our stockholders have agreed not to resell their shares for 180 days after the date of this prospectus. The underwriters, in their sole discretion, may release any or all of these shares from the 180 days restriction at any time without notice. The underwriters do not have any preestablished criteria upon which they will release these shares.



                                         PERCENT OF
NUMBER OF SHARES                      TOTAL OUTSTANDING    DATE OF AVAILABILITY FOR SALE INTO PUBLIC MARKET
----------------                      -----------------    ------------------------------------------------
-- .................................          --           90 days after the date of this prospectus
3,487,318 ..........................        10.7%          180 days after the date of this prospectus



The market price of our common stock could drop significantly if the holders of shares sell them or are perceived by the market as intending to sell them.


THE PURCHASERS OF SHARES IN THE OFFERING WILL EXPERIENCE IMMEDIATE DILUTION.


     The initial public offering price is expected to be substantially higher than the net tangible book value per share of the outstanding common stock immediately after the offering. Accordingly, purchasers of shares in the offering will experience immediate and substantial dilution of approximately $10.28 in net tangible book value per share, or approximately 79% of the offering price of $13.00 per share. In contrast, existing stockholders paid an average price of $1.68 per share. To the extent that outstanding options to purchase our common stock are exercised, purchasers in the offering may experience further dilution.


                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend" and "plan". Our actual results may differ materially from those discussed in these statements. Factors that could contribute to such differences include those discussed in "Risk Factors" and elsewhere in this prospectus.

     You should rely only on the information contained in this prospectus when making a decision about whether to invest in our common stock. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus or any shares of common stock are delivered.

                                USE OF PROCEEDS


     We estimate that the net proceeds from the sale of 3,500,000 shares of common stock that we are selling in this offering will be approximately $41.1 million, based on an assumed initial public offering price of $13.00 per share and after deducting the underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares in this offering, we estimate that our net proceeds will be approximately $47.4 million.



     We intend to use the net proceeds of the offering to:



     - expand our business, including opening additional offices, acquiring new larger space for our headquarters, developing and expanding our online services, increasing marketing activities, and hiring employees across all functional areas;



     - exercise the right to buy stock that we receive as compensation for our broker-dealer services and to acquire or invest in complementary businesses, products, and technologies; and



     - fund operating losses and for general corporate purposes.



     As of the date of this prospectus, we have not allocated any specific amount of the proceeds for the purposes listed above. Although we may use a portion of the net proceeds to acquire or invest in complementary businesses, products, and technologies in the future, there are no present understandings, commitments, or agreements with respect to any such acquisitions. The amounts actually expended for the purposes listed above will depend upon a number of factors, including conditions in the public and private equity markets and competitive developments in the market for online venture capital. Therefore, we cannot specify with certainty the particular uses of the net proceeds of this offering. Our management will retain broad discretion in the allocation of such net proceeds.



                                DIVIDEND POLICY


     We have never declared or paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings for the expansion and operation of our business.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of December 31, 1999. Our capitalization is also presented:


     - on a pro forma basis to give effect to the sale in February 2000 of 2,989,917 shares of convertible preferred stock at a price of $9.00 per share, less offering expenses and the conversion of all outstanding shares of convertible preferred stock into shares of common stock; and



     - on a pro forma basis as adjusted to give effect to our receipt of the estimated net proceeds from the sale of 3,500,000 shares of common stock at an assumed initial public offering price $13.00 per share in this offering, less the underwriting discount and estimated offering expenses.


     You should read this information together with our financial statements and the notes to those financial statements included elsewhere in this prospectus.


                                                                    DECEMBER 31, 1999
                                                           -----------------------------------
                                                                                    PRO FORMA
                                                           ACTUAL     PRO FORMA    AS ADJUSTED
                                                           ------     ---------    -----------
                                                             (IN THOUSANDS, EXCEPT SHARE AND
                                                                     PER SHARE DATA)
Long-term obligations, net of current portion............  $    --     $    --       $    --
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares
     authorized; none issued and outstanding.............       --          --            --
  Convertible preferred stock, $0.001 par value;
     14,700,000 and 17,800,000 shares authorized actual
     and pro forma, respectively; 14,460,212 and
     17,450,129 shares issued and outstanding actual and
     pro forma, respectively; none authorized or
     outstanding pro forma as adjusted...................       14          --            --
  Common stock, $0.001 par value, 35,400,000 and
     38,700,000 shares authorized actual and pro forma,
     respectively; 10,212,318 shares issued and
     outstanding actual and pro forma; 95,000,000 shares
     authorized, 31,162,447 shares issued and outstanding
     pro forma as adjusted...............................       10          27            31
  Additional paid-in capital.............................   20,070      46,951        88,027
  Notes receivable from stockholders.....................     (167)       (167)         (167)
  Deferred stock compensation............................   (2,407)     (2,407)       (2,407)
  Accumulated deficit....................................     (810)       (810)         (810)
                                                           -------     -------       -------
     Total stockholders' equity..........................   16,710      43,594        84,674
                                                           -------     -------       -------
          Total capitalization...........................  $16,710     $43,594       $84,674
                                                           =======     =======       =======


     The number of shares of common stock outstanding at December 31, 1999 excludes:

     - 1,622,223 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1999 at a weighted average price of $1.06 per share; and

     - 1,865,459 shares available for future issuance under our incentive plans as of December 31, 1999, excluding the automatic annual increases in the number of shares authorized under these plans beginning January 1, 2001. See "Management -- Incentive Plans" for a description of how these annual increases are determined.

     Of the 1,865,459 shares available for future issuance under our incentive plans, options to purchase 531,200 shares were granted from January 1, 2000 to February 10, 2000, at a weighted average exercise price of $7.00 per share. In this same period, options to purchase 1,393,682 shares were exercised at a weighted average exercise price of $1.01 per share.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

     Our pro forma net tangible book value at December 31, 1999, was $43.6 million, or $1.58 per share based on 27,662,447 shares of common stock outstanding after giving effect to the sale in February 2000 of 2,989,917 shares of our Series E convertible preferred stock for net proceeds of $26.9 million and to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering.


     After giving effect to the sale of 3,500,000 shares of common stock by us at an assumed initial public offering price of $13.00 per share, assuming that the underwriters' over-allotment option is not exercised, and subtracting the underwriting discount and estimated offering expenses, our pro forma net tangible book value at December 31, 1999 would be $84.7 million, or $2.72 per share. This represents an immediate increase in the pro forma net tangible book value of $1.14 per share to existing stockholders and an immediate dilution of $10.28 per share to new investors.


     The following table illustrates this per share dilution:


Assumed initial public offering price per share.............           $ 13.00
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $1.58
  Increase per share attributable to new investors..........   1.14
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................              2.72
                                                                       -------
Dilution per share to new investors.........................           $ 10.28
                                                                       =======



     If the underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share after the offering would be $2.87 per share, the increase in net tangible book value per share to existing stockholders would be $1.29 per share, and the dilution in net tangible book value to new investors would be $10.13.


     The following table shows on a pro forma basis at December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors purchasing common stock in this offering:


                             SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                           ---------------------    ----------------------    PRICE PER
                             NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                             ------      -------      ------       -------    ---------
Existing stockholders....  27,662,447      88.8%    $46,455,000      50.5%     $ 1.68
New investors............   3,500,000      11.2      45,500,000      49.5       13.00
                           ----------     -----     -----------    ------
     Total...............  31,162,447     100.0%    $91,955,000     100.0%
                           ==========     =====     ===========    ======



     These tables assume no exercise of stock options outstanding as of December 31, 1999. As of December 31, 1999, there were 1,622,223 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.06 per share. If the underwriters' over-allotment option is exercised in full, the number of shares purchased will increase to 4,025,000, the total consideration paid will increase to $52.3 million and the average price per share will remain unchanged.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     This section presents our historical consolidated financial data. You should read carefully the consolidated financial statements included in this prospectus, including the notes to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected data in this section is not intended to replace the consolidated financial statements.


     The consolidated statement of operations data for the year ended December 31, 1998, is presented for the period from October 24, 1997 (inception) to December 31, 1998. There was no revenue and operating expenses were $11,000 for the period from inception to December 31, 1997.


     We derived the consolidated statement of operations data for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data at December 31, 1998 and 1999 from our audited consolidated financial statements included in this prospectus. Ernst & Young LLP, our independent auditors, audited these consolidated financial statements. Historical results are not necessarily indicative of future results.


                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1998            1999
                                                                ----            ----
                                                                   (IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenue:
  Placement fees............................................  $    --         $ 2,485
  Event registration and sponsorship fees (including $300 in
    1999 from related parties)..............................       --           2,429
  Interest income...........................................       39             295
  Principal transactions....................................       --             225
  Website sponsorships and other............................      110             421
                                                              -------         -------
    Total revenue...........................................      149           5,855
                                                              -------         -------
Costs and expenses:
  Cost of events............................................       --           1,030
  Compensation and benefits.................................      909           2,216
  Professional fees.........................................      234             377
  Occupancy.................................................      147             295
  Marketing.................................................      138             218
  Amortization of deferred stock compensation...............       --             541
  Other.....................................................      225             467
                                                              -------         -------
    Total costs and expenses................................    1,653           5,144
                                                              -------         -------
Income (loss) from operations...............................   (1,504)            711
Provision for income taxes..................................       --              17
                                                              -------         -------
Net income (loss)...........................................  $(1,504)        $   694
                                                              =======         =======
Net income (loss) per share -- basic........................  $ (0.86)        $  0.17
                                                              =======         =======
Shares used in per share calculation -- basic...............    1,740           4,119
                                                              =======         =======
Net income (loss) per share -- diluted......................  $ (0.86)        $  0.03
                                                              =======         =======
Shares used in per share calculation -- diluted.............    1,740          20,781
                                                              =======         =======


                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                               ----      ----
                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $2,816    $16,123
Working capital.............................................   2,611     15,747
Total assets................................................   2,975     17,437
Total stockholders' equity..................................   2,706     16,710

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains forward looking statements. Our actual results may differ materially from those projected in the forward looking statements. Factors that could cause our future results to differ materially from those projected in the forward looking statements include those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     Garage.com operates an online business-to-business marketplace connecting early-stage startup companies with investors, many of whom have backgrounds in high technology company investment, management, and operations. We incorporated on October 24, 1997 and launched our website on May 13, 1998. During the period from inception to December 31, 1997, we had no revenue and expenses totaled approximately $11,000. Our website initially provided only information for entrepreneurs and investors. We launched our broker-dealer services in October 1998 and completed the first funding of a startup client in January 1999.



     Garage.com is compensated for its services in several ways. Our startup clients pay us cash placement fees when they close financings that we arrange. Our startup clients also give us the right to buy stock at fair value prior to our assisting them in arranging their financings. The price of the stock we buy, or the exercise price of rights we receive, is generally nominal as compared to the preferred stock price in the financings we subsequently arrange. In addition, our startup clients also give us an option to participate in the financings that we arrange. These financings typically take the form of preferred stock that we purchase on the same terms and conditions as the other investors. Our startup clients also sometimes grant us preemptive rights which allow us to make additional investments in our clients when they undertake subsequent financings. Through the exercise of these preemptive rights, we have the ability to maintain our percentage ownership of our clients when they sell additional securities.



     We refer to the startup clients that we list in the Portfolio section of our website as "portfolio clients." These clients receive the broadest range of our services. We believe these clients present the most promising investment opportunities. In addition, we provide capital raising and other services to other startup clients that are not included in the Portfolio but that we nevertheless believe present attractive investment opportunities.



     Our revenue to date has come principally from cash placement fees earned in connection with the funding of our client companies and from registration fees and sponsorships for our two-day Bootcamp for Startups conferences. We also generate cash revenue from website sponsorships and annual investor memberships. Investor memberships are fees that investors pay us to view the password protected area of our website where we present investment opportunities.



     Equity Compensation. Our goal is to receive as compensation for our services the right to buy at least 5% of the outstanding capital stock of our portfolio clients. During 1999, we helped 28 portfolio clients raise capital. In connection with these transactions, we exercised our right to buy stock averaging 4% of each of these companies' outstanding stock on the date the financings were completed. We recently increased our goal regarding the percentage of our clients' stock received as compensation to at least 5% of these companies' outstanding stock. This increase was a result of our improved market position and enhancements to our service offerings which occurred in the fourth quarter of 1999. These enhancements include the addition of management recruiting services and marketing support. We account for the stock we own, as well as the rights to buy stock, at fair value. Future fluctuations in the value of the stock will be recognized as revenue or reductions to revenue.

     During 1999, we assisted 12 other client companies with financing and marketing activities. In connection with these transactions, we purchased stock of each of these companies.



     Our policy is to dispose of securities we own in our portfolio and other client companies when a liquid market exists and we can do so in an orderly manner. To date, we have not disposed of any of these securities.



     Cash Compensation. In addition to the equity compensation described above, our goal is to earn cash placement fees of 5% or more of the funds raised for our portfolio clients. During 1999, we helped 28 portfolio clients raise $90 million in startup capital, for which we earned $2.5 million in cash placement fees. We receive cash placement fees on funds raised from investors that are not excluded from our engagement agreements. Excluded investors generally consist of investors with whom the portfolio client has a pre-existing relationship. Although we do not receive cash placement fees for investments made by excluded investors, our equity compensation is determined based upon total outstanding stock, including stock purchased by excluded investors. We cannot control the extent to which our portfolio clients will raise funds from excluded investors.


     Revenue Recognition. We recognize cash placement fees as revenue when all agreements associated with the funding of a client company have been signed and the client company has received the proceeds of the financing. We account for the equity compensation that we receive for our broker-dealer and related activities at fair value and recognize changes in fair value as revenue or reductions to revenue, as applicable. Registration fees and sponsorships associated with our Bootcamp for Startups conferences are recognized upon completion of the applicable conference. We recognize revenue for website sponsorships and investor memberships on a straight-line basis over their term.


     Revenue Fluctuations. We currently derive a meaningful portion of our revenue from each cash placement fee and Bootcamp for Startups conference. During 1999, we held three Bootcamp for Startups conferences. In 2000 we plan to hold eight Bootcamp for Startups events. These events will not necessarily be scheduled evenly throughout the year. As a result, this schedule will cause significant fluctuation in quarterly revenue attributable to these events.


     In addition, we expect to derive a significant portion of our future revenue from increases in the fair value of our equity interests in client companies. The timing of increases in fair value, if any, is difficult to predict. In addition, if the fair value of our equity interests in client companies declines, this decrease will reduce our revenue. We cannot control our client companies or the fair value of the equity interests we own in these companies. Our revenue is subject to significant fluctuations between quarters depending on the timing of these fair value fluctuations, transactions, and events.


     As of December 31, 1999, we had an accumulated deficit of $810,000. Although we were profitable in 1999, we expect to incur a net loss in 2000 due to significantly higher operating expenses associated with the addition of employees, opening of new offices, acquisition of additional office space, and marketing initiatives needed to support the expansion of our business. In addition, we will record at least $742,000 of expense for amortization of deferred compensation in 2000 related to stock options granted to employees, compared with $541,000 in 1999.



     We anticipate recognizing approximately $179,000 of expense for amortization of deferred compensation in the first quarter of 2000 and at least $188,000 of expense for amortization of deferred compensation in each quarter through the first quarter of 2003.


     We have a limited operating history upon which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets, such as the online market for early-stage venture capital, and those in heavily regulated industries, such as the securities industry. To address these risks we must, among other things, attract, retain, and motivate qualified personnel, and implement and successfully execute our business and marketing strategy. We may not be successful in addressing these risks, and our failure to do so could seriously harm our business.


     As of December 31, 1999, we had a federal and state net operating loss carryforwards of approximately $306,000 to offset future taxable income. If not utilized, the federal and state net operating loss carryforwards will expire in 2018 and 2006, respectively. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code. The annual limitation may result in the expiration of our net operating losses and credits before they can be used. It is possible that such a change may have already occurred as a result of this offering to date or could occur . See note 8 of the notes to our consolidated financial statements.


EFFECT OF VARIOUS ACCOUNTING METHODS ON OUR RESULTS OF OPERATIONS

     The consolidated financial statements include the accounts of Garage.com and its wholly-owned subsidiary Garage.com Securities, Inc. All significant intercompany balances and transactions were eliminated in consolidation.


     Garage.com Securities, Inc. accounts for its stock holdings and its rights to buy stock in startup clients at fair value. These amounts are classified as principal investments in the consolidated balance sheets. Unrealized gains and losses are recognized as revenue or reductions to revenue. Fair value is based on quoted market prices, when available. However, because most of the equity interests held by Garage.com Securities, Inc. are in companies in the very early stage of development, fair value is usually not readily ascertainable. This is in part because we may not have access to information about these companies and, even if information is available, it may be difficult to ascertain a fair value. In these cases, fair value is based on management's estimates and cost is often the best estimate of fair value. In determining fair value, management considers all available factors which may include cost, the type of equity interest, subsequent purchases of the same or similar interests, and the current financial position and operating results of the issuer. Management's estimates of fair value could differ materially from values that would have been used had a ready market for these equity interests existed. Impairments are immediately recognized as an offset to revenue in the consolidated statements of operations. During 1999, impairments totaled $8,000 and related to a single holding.


     For further details on significant accounting policies relating to our consolidated financial statements, please refer to the notes to consolidated financial statements included elsewhere in this prospectus.

CHANGE IN STRUCTURE

     Garage.com was, until January 2000, the managing member of Garage.com Startups LLC, through which it owned most of the equity compensation that it received. In December 1999 and January 2000, Garage.com acquired all of the outstanding interests in Garage.com Startups in exchange for 560,212 shares of its Series D preferred stock. We accounted for this transaction as if it had occurred on December 31, 1999 because we acquired more than 90% of the interests in Garage.com Startups on such date. We accounted for this transaction by carrying forward the historical basis of the assets and liabilities of Garage.com Startups. Thereafter, Garage.com Startups was dissolved and its assets were transferred to Garage.com Securities.


     Garage.com is the general partner of Garage.com Investments I, L.P., in which it owns a one percent economic interest and receives a 20% performance fee on the limited partnership's net realized gains and losses. Garage.com recognizes the performance fee as principal transaction revenue when it is earned. During 1999, no revenue was recognized related to Garage.com Investments I, L.P. At February 10, 2000, the limited partnership held equity interests in 47 companies, most of which are client companies. Moving forward, Garage.com Investments will be limited to making follow-on investments in companies in which it currently holds equity positions. At December 31, 1999, Garage.com Investments had approximately $2.8 million in cash available for such follow-on investments. We do not currently plan to raise additional funds for Garage.com Investments or to form any new such limited partnerships.

     After 1999, all of the equity interests that we receive as compensation for our services will be held by our wholly-owned subsidiary, Garage.com Securities.

STOCK COMPENSATION


     During the year ended December 31, 1999, in connection with the grant of stock options to employees, we recorded deferred stock compensation totaling $2.9 million, representing the difference between the fair value of our common stock for financial reporting purposes on the date such options were granted and the exercise price. This figure is included as a reduction of stockholders' equity and is being amortized on a straight-line basis over the vesting period of the individual options, generally four years. We recorded amortization of deferred stock compensation of $541,000 for the year ended December 31, 1999. At December 31, 1999, we had a total of $2.4 million remaining to be amortized on a straight line basis over the vesting period of the option, generally four years. We anticipate that we will record additional deferred stock compensation of approximately $584,000 for options granted between January 1, 2000 and February 10, 2000, which will also be amortized on a straight line basis over the vesting period of the options, generally four years. The amount of stock compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited. Unvested stock options are forfeited upon termination of employment.


RESULTS OF OPERATIONS

  FISCAL YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM OCTOBER 24, 1997 (INCEPTION) TO DECEMBER 31, 1998

     Revenue. Total revenue increased to $5.9 million in 1999 from $149,000 in 1998. During 1999, we earned cash placement fees of $2.5 million in connection with obtaining funds for client companies. Also during this period, we generated $2.4 million of registration and sponsorships fees from three Bootcamp for Startups events. We did not earn any placement fees or event fees in 1998 because our operations during that period were focused primarily on development of our website and establishing our operations in compliance with NASD and SEC regulations. Interest income was $295,000 in 1999 compared with $39,000 in 1998. This increase arose from higher average interest bearing balances in 1999 and 1998 due to our receipt of the net proceeds from our preferred stock financings. Principal transactions revenue of $225,000 was recognized in 1999 as a result of an increase in the fair value of the equity we received as compensation. Website sponsorship fees, which were earned in exchange for banner advertising and the placement of company logos on our website, and other revenue, including $116,000 from investor membership fees that we began collecting in June 1999, increased to $421,000 in 1999 compared with $110,000 in 1998.

     Operating expenses. Our operating expenses increased significantly in 1999 as we completed our first full year of operations and commenced our broker-dealer activities. We expect that our operating expenses will continue to grow significantly in 2000 and beyond as we expand our professional staff, acquire new office space for our headquarters, expand marketing operations and events, increase the number of our offices, and continue to develop and extend our online services.

     Cost of events. Cost of events primarily consists of the expenses of holding our Bootcamp for Startups conferences. These costs include facility rental, food and beverage, speaker fees, advertising, and promotional and travel costs directly related to each conference. Cost of events increased to $1.0 million in 1999 from $0 in 1998. We held three conferences in 1999 and no conferences in 1998. Such costs are expected to increase in 2000 as we expect to significantly increase the number of events we hold in 2000.



     Compensation and benefits. Compensation and benefits expenses consist of salaries, wages, and related employee benefits for our personnel. Compensation and benefits increased to $2.2 million in 1999, up 144% from $909,000 in 1998, reflecting the significant increase in the number of personnel we employed during 1999. We had 30 employees at December 31, 1999 compared with 10 at December 31, 1998. We expect such expenses to continue to increase in light of our plans to continue to increase our number of employees in 2000 and beyond.


     Professional fees. Professional fees include the costs we incur for our outside legal, finance, business, and tax and accounting advisors. Professional fees increased by $143,000 or 61% to $377,000 in 1999 from $234,000 in 1998 primarily in connection with the commencement of our broker-dealer activities in 1999 and the roll-up of Garage.com Startups. We expect that professional fees will continue to increase in 2000 as a result of the ongoing regulation of our broker-dealer activities, opening additional international offices, and our anticipated status as a public company.


     Occupancy. Occupancy costs are comprised of rental payments for our leased facilities and related utility costs. Occupancy costs doubled in 1999 to $295,000 from $147,000 in 1998 as we expanded our headquarter facilities and opened branch offices. During 1999, we opened branch offices in Boston in July, in Seattle in August, in Austin and Tel Aviv, Israel, both in November. We anticipate that our occupancy costs will continue to increase in 2000 and beyond as we further expand our headquarters facilities and add additional offices in the United States and internationally.


     Marketing. Marketing expenses represent the costs of outside marketing and public relations consultants as well as advertising and other promotional expenses we incur to promote our activities. However, these costs exclude advertising expenses specifically related to our Bootcamp for Startups conferences. Marketing expenses increased to $218,000 in 1999, up 58% from $138,000 in 1998, as we expanded our marketing efforts in connection with the commencement of our broker-dealer activities. We anticipate that our marketing costs will continue to increase as we expand into additional geographic markets.


     Amortization of deferred stock compensation. Amortization of deferred stock compensation was $541,000 in 1999. There was no amortization of deferred stock compensation in 1998 as no stock options were granted prior to 1999. We recorded deferred stock compensation of $2.9 million in 1999 for options awarded to employees with exercise prices below the deemed fair value for financial reporting purposes of our common stock on their respective grant dates. We will record at least $742,000 of expense for amortization of deferred compensation in 2000 related to stock options granted to employees.



     Other. Other expenses include travel and related costs for our employees while traveling on company business other than Bootcamp for Startups events, depreciation of property and equipment, telecommunications expenses, and offices supplies. Other expenses totaled $467,000 in 1999, up $242,000 or 108% from $225,000 in 1998. This increase was due to the travel costs we incurred in connection with evaluating locations and establishing our office locations as well as increases in property and equipment. We expect travel and other costs to continue to increase as we expand our business around the world.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents our operating results for each of the eight quarters in the period ended December 31, 1999. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements contained in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with the consolidated financial statements and the notes to our financial statements appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results of any future period.


                                                                         THREE MONTHS ENDED
                                        -------------------------------------------------------------------------------------
                                        MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,
                                          1998       1998       1998       1998       1999       1999       1999       1999
                                        --------   --------   --------   --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Placement fees......................   $  --      $  --      $  --      $  --      $ 140      $  652     $  594     $1,099
  Event registration and sponsorship
    fees..............................      --         --         --         --         --         445      1,076        908
  Interest income.....................      --          2          7         30         24          24         53        194
  Principal transactions..............      --         --         --         --         --          --         --        225
  Website sponsorships and other......      --         23         35         52         84          85        105        147
                                         -----      -----      -----      -----      -----      ------     ------     ------
    Total revenue                           --         25         42         82        248       1,206      1,828      2,573
Costs and expenses:
  Cost of events......................      --         --         --         --         --         187        307        536
  Compensation and benefits...........     110        247        262        290        292         324        559      1,041
  Professional fees...................      66         25         50         93         44          38         64        231
  Occupancy...........................      15         39         46         47         47          59        103         86
  Marketing...........................      --          4         19        115         39          40         45         94
  Amortization of deferred stock
    compensation......................      --         --         --         --         22         173        121        225
  Other...............................      39         52         75         59         67          57        143        200
                                         -----      -----      -----      -----      -----      ------     ------     ------
    Total costs and expenses               230        367        452        604        511         878      1,342      2,413
                                         -----      -----      -----      -----      -----      ------     ------     ------
Income (loss)from operations..........    (230)      (342)      (410)      (522)      (263)        328        486        160
Provision for income taxes............      --         --         --         --         --           6          8          3
                                         -----      -----      -----      -----      -----      ------     ------     ------
    Net income (loss).................   $(230)     $(342)     $(410)     $(522)     $(263)     $  322     $  478     $  157
                                         =====      =====      =====      =====      =====      ======     ======     ======



     Our quarterly revenue increased throughout 1998 and 1999. We earned placement fees beginning in the first quarter of 1999 after completion of the first financing by a portfolio client company. Placement fee revenue increased in the second quarter of 1999 as we experienced increases in both the number of financings closed by portfolio clients and the average size of financings, which increased from $1.6 million in the first quarter of 1999 to $3.8 million in the second quarter. In addition, our average placement fee percentage increased in the second quarter of 1999. In the third quarter of 1999, placement fee revenue decreased consistent with a decrease in the number of financings closed by portfolio clients as compared with the second quarter. Placement fee revenue was higher in the fourth quarter of 1999 mainly because the number of financings completed by portfolio clients increased. This increase was partially reduced by a decrease in the average size of financings to $2.8 million in the fourth quarter. Event revenue from the three Bootcamp for Startups conferences we held beginning in the second quarter of 1999 fluctuated with the paid attendance at each event, which varied based on the seating capacity of the conference facilities. Interest income increased significantly in the fourth quarter of 1999 as a result of higher interest-bearing balances related to $12.0 million in net proceeds from the sale of Series C convertible preferred stock late in the third quarter. Revenue from principal transactions in the fourth quarter of 1999 resulted from an increase in the fair value of the equity we receive as compensation. Revenues from sponsorships and other sources increased significantly in the fourth quarter of 1999 after we began charging member investors an annual fee for access to password-protected areas of our website.

     Costs and expenses increased each quarter in 1998. These increases related to expansion of our operations in connection with the launch of our website in May 1998 and the inception of our broker-dealer activities in October 1998. Costs and expenses in the fourth quarter of 1998 exceeded costs and expenses in the first quarter of 1999 primarily due to marketing expenses related to a promotional event held in October 1998 to announce the commencement of our broker-dealer activities. Thereafter in 1999, costs and expenses increased each quarter as we added personnel to support the growth of our business and began producing our Bootcamp for Startups conferences. Amortization of deferred stock compensation was higher in the second quarter of 1999 than in the subsequent quarter due to expense recorded for fully vested options granted during the second quarter.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, our primary sources of funds have been the sale of Garage.com equity securities and revenues generated from cash placement fees and from our Bootcamp for Startups events. As of December 31, 1999, we had raised net proceeds of $17.0 million from the sale of equity securities and generated $5.6 million in cash revenues from equity placements, events, sponsorships, and other sources. In February 2000, we raised approximately $26.9 million from the sale of our Series E preferred stock.

     We had cash and cash equivalents of $16.1 million at December 31, 1999, an increase of $13.3 million from December 31, 1998. Cash provided by operating and financing activities during 1999 was $1.2 million and $12.8 million, respectively, while cash used in investing activities totaled $657,000. In the future, we expect to significantly increase our use of cash for operating activities to expand our operations and to exercise our preemptive rights in our client companies, which we received as compensation for our services.

     During the period from inception through December 31, 1998, cash used in operating activities was $1.3 million. Uses of cash in operating activities were primarily to fund net losses. Financing activities provided cash of $4.2 million during the period ended December 31, 1998, which represented proceeds from the sale of equity securities.


     Based on our current plans, we believe that our cash on hand, and cash generated from our operations will be sufficient to fund our operations for at least the next 12 months. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties. Actual results could vary as a result of a number of factors including those set forth in "Risk Factors".


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     At December 31, 1999, we had $16.1 million in cash and cash equivalents. A decrease in market rates of interest would have no material effect on the value of these assets.

     The potential for changes in the fair value of our investments is referred to as "market risk". To date, our investments have been received as compensation for our broker-dealer and related activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices, and commodity prices. Based on our operations to date and the nature of our investment holdings, our risk exposure is limited to interest rate and equity price risk, defined as follows:

     - Interest rate risks primarily result from exposures to changes in the level, slope, and curvature of the yield curve, the volatility of interest rates, and credit spreads.

     - Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets, and equity indices.


     Our business is subject to market risk in a number of respects. However, since none of our investments as of December 31, 1999 are in publicly traded companies, our exposure to equity price risk cannot be measured quantitatively. Nevertheless, if the market for high technology securities declines, our member investors may be reluctant or unable to invest additional funds in our clients. This may reduce our investor membership fees. This may also reduce our cash placement fees if the number or size of our client companies' financings is reduced. In addition, this may reduce our event revenues if our member investors or entrepreneurs stop attending our events, including Bootcamp for Startups. Finally, our revenues will decline to the extent that the fair value of the equity interests that we receive as compensation declines. Any of these events could harm our business.


     In the worst case, it is possible that all of the foregoing events could happen simultaneously, in which case our business will be seriously harmed.

     As we grow and our client companies mature and become publicly traded, we expect our market risks to increase. We plan to manage these risk exposures through diversifying exposures, controlling position sizes, and establishing hedges in related securities or derivatives. For example, we may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and related hedge instrument.

                                    BUSINESS


     Garage.com operates an online business-to-business marketplace that helps entrepreneurs and investors create, build, and fund promising early-stage technology startups. Our services include acting as placement agent in financings and assisting startups with marketing and promotion, business development and executive recruiting. We target our services at startups seeking to raise initial financing of between $0.5 million and $5 million. These startups are often underserved by the current venture capital market. We receive cash and the right to buy stock in our client companies as compensation for our services. During 1999, we assisted:



     - 28 client companies raise more than $90 million, for which we received cash fees and the right to buy their stock as compensation. Immediately following these financings, we owned or had the right to buy at a nominal price, an average of 4% of these clients' outstanding capital stock.



     - 12 other client companies with financing and marketing activities for which we received the right to buy their stock as compensation. These companies raised approximately $10 million.



We acted as placement agent in these transactions. The cash placement fees we received for these transaction accounted for 42% of our total revenue in 1999. We also derive revenue from our Bootcamp for Startups events, which are an integral part of our marketing and branding strategy. During 1999, these conferences accounted for approximately 41% of our total revenue. We anticipate that as our business develops, the percentage of our revenue that we receive for acting as placement agent will increase relative to our event revenue.



     The existing venture capital market, and the market for early-stage financing in particular, is highly fragmented and unstructured. As a result, we believe the market is inefficient in matching supply and demand for venture capital. Our online platform allows startups to confidentially submit their business plans in a standardized format. This allows us to review business plans quickly and cost-effectively. We then select early-stage startups that we believe are promising to list in the password protected section of our website known as the "Portfolio". Prior to listing these companies in the Portfolio, we assist them in refining their business models, developing their teams, and creating an effective communications strategy. We refer to the startups listed in the Portfolio section of our website as "portfolio clients". Finally, we help these portfolio clients secure financing from qualified investors. During 1999, approximately 75% of the financings we arranged for our portfolio clients were within our targeted range of $0.5 million to $5 million. The remaining financings exceeded this range.



     We enable startups to simultaneously present their investment opportunities to more than 2000 of our client investors with experience in high technology investing, management, and operations. These investors include venture capital firms, corporate investors, and angel investors. Venture capital firms are firms that specialize in investing in startups. Corporate investors are businesses whose main focus does not involve investing but who occasionally invest in startups if they can provide strategic benefits to their business. Angel investors are individuals interested in investing in startups. We enable these client investors to access select early-stage investment opportunities without expending significant search time and resources.


     Our mission is to revolutionize and democratize the venture financing process for entrepreneurs and investors.

INDUSTRY BACKGROUND

  THE IMPACT OF THE INTERNET AND TECHNOLOGICAL INNOVATION ON ENTREPRENEURIAL ACTIVITY


     The Internet has emerged as a global medium, lowering traditional barriers to innovation and enabling millions of people worldwide to share information and conduct business electronically. We believe that, together with technological innovations in fields such as telecommunications, software, hardware, and life sciences, the Internet has created a significant increase in startup company formation. This entrepreneurial activity has stimulated demand for early-stage venture capital. In addition, based on our experience in the industry, we believe that the Internet, as a global mode of financial communication, has generated significant demand by investors for online access to investment tools and opportunities.


  THE VENTURE CAPITAL AND STARTUP MARKET


     Direct venture capital investment in the United States has grown rapidly with the business and technological innovation stimulated by the Internet and other new technologies. According to information released in February 2000 by the National Venture Capital Association, a venture capital trade and research group, venture capital investments exceeded $48 billion in 1999, an increase of 151.6% over 1998. The vast majority of venture capital invested is being directed to high technology companies. According to the National Venture Capital Association, technology-based companies received approximately $40.5 billion, or 84% of all venture capital investments made, during 1999.


  SHORTCOMINGS OF THE VENTURE CAPITAL MARKET FOR STARTUP COMPANIES


     The existing venture capital market, and the market for early-stage financing in particular, is highly fragmented and unstructured. As a result, we believe the market is inefficient in matching supply and demand for venture capital. No commonly accepted marketplace matching supply and demand for venture capital currently exists. In addition, many startups cannot attract the attention of venture capitalists without an introduction by someone with a prior relationship to the venture capital firm. As a result, venture capital may not be disbursed to startups that can make the most productive use of capital, leaving the demands of both startup companies and early-stage investors unsatisfied.



     In addition to these inefficiencies, the venture capital industry's ability to efficiently deploy the capital it manages has come under pressure as a result of its own success. According to the National Venture Capital Association, venture capital managed by venture capital firms in the United States has grown from $38.5 billion in 1995 to $84.2 billion in 1998, a 30% compounded annual growth rate. However, the number of investment professionals in the venture capital industry has not kept pace with this growth. Based on data from the National Venture Capital Association, venture capital disbursements per industry professional increased from $2.4 million in 1995 to $5.5 million in 1998, while the ratio of venture capital managed to industry professional increased from $15.5 million to $27.9 million over the same timeframe.



     Faced with the challenges of investing larger sums with relatively fewer investment professionals, institutional venture capital investors increasingly make larger investments. The average investment by venture capital firms in 1999 was $8.9 million according to PricewaterhouseCoopers, a professional services firm, representing over a 70% increase from 1998. Ironically, this means that early-stage companies seeking to raise relatively small amounts of capital -- between $0.5 million and $5 million -- often cannot attract adequate institutional venture investor attention.



     In addition, based on our experience in the industry, we believe that venture capitalists increasingly face time constraints, which often force them to narrowly focus their investments in companies located in their local geographic regions. Highlighting this trend is the fact that approximately 35% of all capital investments by venture capital firms made in 1999 went to companies in the Silicon Valley area, where most venture capital funds are headquartered, according to the National Venture Capital Association. The combination of these factors has caused what the Small Business Association, an agency of the federal government, refers to as the "Capital Chasm" for many entrepreneurs seeking early-stage funding.

CHALLENGES FACED BY STARTUPS

     Startups encounter many obstacles in efficiently raising initial financing. For example, startups often find it difficult to gain access to members of the venture capital community. Even when they are able to gain this access, the traditional financing process requires them to engage in a one-to-one marketing effort with investors, which is often time-consuming and inefficient. Without a structured venue for presenting investment ideas to a broad investor base, the true demand for each investment opportunity is not readily apparent. As a result, a startup may not realize the full value for its venture. In addition, entrepreneurs often lack experience to effectively present a business opportunity to investors and often have difficulty in negotiating investment terms. This may result in excessive ownership dilution before the startup team has had the opportunity to build significant value in their venture.

     Entrepreneurs also face challenges beyond successful funding which may threaten the viability of their startups. Armed with only a few employees and limited resources, many entrepreneurial ventures find themselves in need of operational and strategic guidance to succeed. Startups also frequently have difficulty identifying scarce management and high-level technical personnel. Similarly, many startups are uncertain how to best retain a team of professional service providers, including attorneys, accountants, and other key advisors, to execute their business strategy. These challenges remain largely unaddressed by a system that provides limited opportunity for interaction between startups and experienced investors.

CHALLENGES FACED BY INVESTORS


     Many investors lack access to a broad universe of venture capital investment opportunities and face difficulty in filtering through the available opportunities. This is particularly true of investors interested in early-stage companies, where the risks are often greater than those of companies in later stages of development. In today's venture capital market, there are no standardized methods for presenting or reviewing the large number of business plans submitted for investors' evaluation. We believe that faced with time and human capital constraints, many investors focus on larger, later-stage investments that may offer greater certainty and may require less time and effort to execute. In addition, most venture capitalists concentrate near traditional high technology centers, investing primarily in companies within a limited geographic region. We also believe that investors face difficulties in efficiently accessing information to analyze the latest trends and developments within the technology industry.


  MARKET OPPORTUNITY FOR AN ONLINE VENTURE CAPITAL MARKETPLACE


     Although the Internet presents an opportunity to create a transparent marketplace for early-stage venture capital, we believe most Internet-based venture capital efforts fail to adequately address the capital chasm faced by investors and startups. Based on a review of our competitors' websites, we believe that many websites focused on venture capital investing provide general information content with little or no guidance on actual investing opportunities. As a result, these websites lack the value-added service of connecting both parties in the funding process. Traditional venture capital firm and incubator websites act as a source of online information about themselves and as a venue for soliciting business plans. Nevertheless, such sites offer only limited direction to entrepreneurs and are not intended to create a market for the startup's investment opportunity. We also believe that regional matchmaking sites often suffer from a limited scope of service offerings and limited geographic reach.


THE GARAGE.COM SOLUTION


     We have developed an online venture capital marketplace that capitalizes upon the advantages of the Internet to connect startups with venture capital, corporate, and angel investors. Our integrated online delivery platform provides an efficient Internet-based method for submitting business proposals in a standardized fashion and allows a startup to simultaneously deliver its investment opportunity to more than 2,000 investors. Based on our experience, we believe that this process allows us to accelerate the funding cycle for early-stage companies and presents the startup with better information about investor demand for its investment opportunity. In turn, investors are notified of targeted investment opportunities without expending significant search time and resources. We also provide startups with strategic guidance and assistance in hiring senior executive and technical personnel. Additionally, we connect our client companies with venture capitalists, corporate and angel investors with whom we have developed relationships, as well as professional services firms, and other industry experts focused on developing startups. We also actively help our clients communicate their business propositions effectively in a crowded market.


  BENEFITS TO STARTUPS

     IMPROVED ACCESS TO CAPITAL. We create an active market for early-stage financing. This often increases demand for an investment opportunity, which allows the startup to select the most value-added investor for its business. These investors are those who can provide benefits to the startup, including networking opportunities, industry insights, and experience, as well as capital. In addition, using our marketplace, a startup can approach multiple investors simultaneously, which may reduce the time to financing.

     STRATEGIC AND OPERATIONAL GUIDANCE. We educate entrepreneurs about the venture capital funding process. While we do not provide specific valuation advice -- valuation is left to direct negotiation between the investor and the startup -- we provide information about current trends in the venture capital marketplace. In addition, we assist startups by challenging and refining their business models and recruiting key executive and technical talent. We also help startups prepare their investor presentations and effectively communicate their investment opportunities to a broad range of institutional and individual accredited investors. Throughout the process, we provide referrals to professional service providers, such as attorneys, accountants, and other key advisors.


     MARKETING AND PROMOTION. We provide our startup clients with marketing advice and help them develop an effective public relations program. Once our client companies have completed their financings, we often introduce our client companies to our contacts with the media and with industry leaders and experts. These introductions provide our client companies with an opportunity to effectively communicate their business messages. As a result, our client companies often receive heightened awareness which may facilitate hiring key employees, finding customers, and developing critical strategic relationships.


     NETWORKING OPPORTUNITIES AND EDUCATIONAL CONTENT. Our website serves as an online startup and venture capital destination providing a business development framework for our entrepreneur and investor communities. In addition to our online service offerings, we sponsor educational events such as Bootcamp for Startups that provide information and practical guidance about building a successful business. We also sponsor investor events such as Showcase Breakfasts that provide forums in which startups can present investment opportunities to a pre-qualified network of institutional and individual investors. In addition, we provide entrepreneurs with web-based tools for retrieving market research data, news, and other information relevant to starting a high technology business.

  BENEFITS TO INVESTORS


     ACCESS TO A SELECT AND TARGETED SET OF INVESTMENT OPPORTUNITIES. We review thousands of business plans for their investment merit and select less than one percent of the most promising plans for presentation to investors in the Portfolio section of our website. In addition, we direct investment opportunities to specific investors based upon their investment criteria, such as startup location, industry sector, and investment size. We present each investment opportunity in a standardized format, which expedites the investor review process.


     ACCESS TO A COMPREHENSIVE DATABASE OF STARTUPS, HIGH TECHNOLOGY, AND VENTURE CAPITAL INFORMATION. Our client investors have the opportunity to evaluate an extensive database of business summaries that startups have electronically submitted to us. These business summaries may be reviewed by client investors regardless of whether the startups were accepted as portfolio clients, and may present additional investment opportunities for member investors. In addition, they can search this database to study themes and trends regarding early-stage companies and to conduct competitive analyses of these companies. Our member investors also gain access to third-party research and information about high technology and venture capital.



     POSITIVE NETWORK EXTERNALITIES. Investors derive indirect benefits from participation in our startup community. We coordinate events such as Showcase Breakfasts, which facilitate discussion and provide co-investment opportunities among venture capital, corporate, and angel investors. These interactions may help investors assess the value of potential investment opportunities and benefit from the experience and expertise and efforts of other members of our investor community. In addition, our marketplace allows investors to interact across geographic regions, benefiting from the efforts of other investors regardless of their location.


GARAGE.COM'S STRATEGY


     Our mission is to revolutionize and democratize the venture financing process. Our strategy to achieve this goal includes continuing to:



     CREATE A COMPETITIVE INTERNET-BASED MARKETPLACE PROVIDING STARTUPS WITH EFFICIENT ACCESS TO VENTURE CAPITAL. We capitalize on our experience, technology, and relationships to create an efficient marketplace for early-stage venture capital by aggregating investors with knowledge and expertise across the technology industry. In addition, Garage.com intends to regularly improve the investment process to effectively aggregate demand for each investment opportunity and help the market clear efficiently with minimal time delay. To attract interest from our member investors for each investment opportunity, we will continue to leverage the Internet, our databases, and industry relationships. In addition, we actively screen investors and entrepreneurs to match investors who possess unique operational, strategic and industry knowledge with startups who can exploit this expertise to grow their businesses.



     ENHANCE THE QUALITY OF STARTUPS BY PROVIDING STRATEGIC GUIDANCE, EDUCATION, TRAINING, AND EXECUTIVE AND TECHNICAL RECRUITING SERVICES. We will continue to provide strategic guidance and support to our client companies regarding market positioning, business model development, and competitive market trends. We intend to continue to provide startups with access to a broad network of professional service providers and products. We intend to provide companies with the critical skills necessary to build their companies by offering innovative educational events, counseling, and consulting. Additionally, we will continue to assist our client companies recruit key executive and technical talent.



     IMPROVE OUR CLIENT INVESTORS' ACCESS TO SELECT EARLY-STAGE INVESTMENT OPPORTUNITIES. Our objective is to provide investors with high quality early-stage venture capital investment opportunities in the high technology and life sciences industries. We plan to continue our geographic expansion to high technology centers, both domestically and internationally, to extend an investor's early-stage investment opportunities outside of the investor's home region. In addition, we plan to attract promising startups through the Internet, conferences, and outside relationships by using a combination of marketing, Internet-based technology, and our proprietary database. To better serve our investor community, we intend to develop additional information services and structured financial products going forward.

     ESTABLISH GARAGE.COM AS THE LEADING BRAND FOR ONLINE VENTURE CAPITAL. Our objective is to establish Garage.com as the leading brand online for obtaining venture capital services. We are creating a community comprised of entrepreneurs, industry experts and advisors, investors, and experienced managers focusing on the development of high-growth businesses. To support these activities, we are building an online destination where members of our startup community can exchange ideas and experiences relating to technology, entrepreneurship, and venture capital. In addition, we intend to market and highlight our educational conferences and public speaking campaigns, which in conjunction with our geographic expansion, will promote a strong Garage.com identity and brand.



     LEVERAGE OUR TECHNOLOGY PLATFORM AND EXTENSIVE DATABASE OF STARTUP COMPANIES AND INVESTORS TO INCREASE THE EFFICIENCY OF OUR MARKETPLACE. We have created a password-protected and scalable website that provides a standardized framework for investors, enabling efficient review and comparison of early-stage investment opportunities. We intend to continue to expand and utilize our database of startup investment opportunities to develop future business and market-making activities.



     PROMOTE COLLABORATION AND NETWORKING AMONG CLIENT COMPANIES, ENTREPRENEURS, AND INVESTORS. We intend to extend our network of member investors, professional service providers, and other industry experts to promote innovation and collaboration among our client companies. We believe that as our community grows, our community members will increasingly benefit from knowledge sharing, business contacts, and the formation of strategic and business alliances.


GARAGE.COM SERVICE OFFERINGS

  FIND 'EM -- IDENTIFYING SELECT STARTUP INVESTMENT OPPORTUNITIES

     We review thousands of business plans for their investment merit and select a small percentage of the most promising plans for presentation to our member investors. More than 41,000 entrepreneurs have registered for access to the Garage portion of our website since we launched our website in May 1998. Of these 41,000 registrants, more than 10,000 have submitted company overviews through our website. In January 2000, we received approximately 30 to 40 company overviews each business day, more than double the number of company overviews submitted on a daily basis in January 1999.


     In reviewing business plans, we look for four key characteristics:



     - companies that focus on emerging growth sectors, including information technology and life sciences;



     - companies that have developed a business strategy, assembled a core management team of individuals and are seeking capital to launch development and/or marketing efforts;



     - a growth-oriented business plan; and



     - entrepreneurs who have a good understanding of the technology market and their own business models.


     Once a startup submits a company overview, our venture development team reviews and evaluates the startup's proposal and business potential. We generally respond to those startups that have submitted company overviews within two to three business days. If we believe a startup's company overview looks promising and fits the interests of our investor community, we will invite the startup to complete a detailed application through our website. In the detailed application, we request additional information about the startup's competitive outlook, marketing strategy, financial projections, and funding history. When the startup submits the detailed application, our venture development team reviews it for investment suitability. We generally respond within seven days to startups that have submitted detailed applications and follow up with questions via email or by phone. The most promising startups are then invited to meet in person with members of our team at one of our six offices. As of February 1, 2000, we had reviewed more than 1,800 detailed applications and met with several hundred startup teams.


     We invite startup companies that we believe present interesting investment opportunities for our member investors to list in the Portfolio section of our website. Final decisions about which startups we invite to list in the Portfolio section are made by a committee of our senior executives. As of February 1, 2000, we had accepted more than 65 companies as Portfolio clients.


     This process can be illustrated as follows:


                                    [graph]



     We do not charge separately for each service we provide to our portfolio clients. Instead, we bundle our services. In exchange for our bundle of services, we charge a cash placement fee based on the amount of proceeds the portfolio client raises. In addition, our portfolio clients grant us the right to invest in them. We provide a reduced range of services to our non-portfolio clients. In exchange for our capital raising services, our non-portfolio clients grant us the right to invest in them. With respect to all other services provided to non-portfolio clients, we negotiate our compensation on a case-by-case basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our sources of revenues.


     We use the Internet, our technology platform, and a standardized format for submitting business summaries to facilitate the review process. This process allows us to efficiently build an extensive, searchable database of startups that can be accessed by our member investors and personnel. We maintain strict confidentiality over the startup's information throughout the review process. Only information approved for release by the startup is presented to member investors.

  FIX 'EM -- DELIVERING VALUE-ADDED SERVICES TO PORTFOLIO CLIENTS



     Once a startup becomes a portfolio client company, we offer it a number of value-added services before we present the investment opportunity to our member investors. These services include:



     - STRATEGIC GUIDANCE. We assess a startup's business and financial model, competitive position, and overall market opportunity. Our experienced team provides a wide range of training and strategic guidance to our startup clients. Our portfolio clients can also access the resources and expertise of PricewaterhouseCoopers and McKinsey & Company through the relationships that we have with these firms. These services include business model review, company and product positioning, competitive analyses, and financial planning.



     - VALUATION AND NEGOTIATION TECHNIQUES. We assist our portfolio clients in building a valuation model specific to their company and provide information on past investment valuations for comparable companies. We educate our clients about the financing process and counsel them in negotiating investment terms.



     - BUSINESS DEVELOPMENT AND RELATIONSHIPS. We introduce our client companies to prospective business partners and potential customers. We leverage our network of advisors, investors, and sponsors to assist our portfolio clients in developing their businesses.



     - RECRUITING AND EXECUTIVE SEARCH. Our human capital group works with our portfolio clients to find qualified personnel for key management and technical positions. Our portfolio clients have access to the Startup Jobs area of our website where they can post their company's employment opportunities. Between the launch of this service on September 16, 1999 and February 10, 2000, our Startup Jobs area had received more than 11,000 job seeker profiles and our human capital group placed more than 25 senior executive and technical candidates with our portfolio clients. We also train our portfolio clients in interviewing techniques and provide them with compensation guidelines to help them build their management and technical teams.



     - MARKETING, PUBLIC RELATIONS, AND PROMOTION TRAINING. We help our portfolio clients build effective marketing campaigns and work with the media and industry leaders and experts to help these clients promote their businesses effectively to customers, potential partners, and the general public.



     - CAPITAL RAISING. Once a startup becomes a portfolio client, we help them develop an effective investor presentation. We then provide a variety of opportunities for each startup to market its investment opportunity to a network of highly qualified accredited investors through the password-protected portion of our website, email notification, investor events, and small investor meetings.


 FUND 'EM -- INTRODUCING QUALIFIED INVESTORS TO SELECT STARTUP INVESTMENT OPPORTUNITIES


     Our member investors must satisfy a stringent set of criteria. To qualify, an institutional investor must be employed by a venture capital firm or a corporate development organization. Individual investors must have substantial financial resources, private equity investment experience, and high technology business expertise to provide value to startup companies. All investors must substantiate that they are sophisticated and that they meet specified income or net worth levels. These requirements are necessary so that our client companies can make private placements for purposes of state and federal securities laws. After acceptance, member investors complete an investor profile that details their private equity investment experience and high technology expertise. In their profile, investors may also specify the type of investment opportunities they are interested in pursuing by characterizing their preferred industry sectors and investment size.

     When a portfolio client is ready to present its investment opportunity, we email those member investors that have indicated an interest in the startup's specific characteristics. A brief summary of the portfolio investment opportunity is then posted in the "Heaven" section of our website and made available for review to all member investors. If a member investor is interested in the portfolio client, the investor sends an email through our website to the startup requesting more information. The startup maintains control of its confidential information at all times during this process. The startup, with guidance from us, then initiates contact with member investors with whom it wants to start a dialogue. Investors are responsible for completing their own due diligence and negotiation involving any investment.



     We also sponsor events that provide portfolio clients with personal exposure to member investors. We host monthly Showcase Breakfasts at which three portfolio clients present their investment opportunities to 100 to 150 member investors. These Showcase Breakfasts are followed by smaller portfolio client luncheons that provide member investors with a more in-depth view of the startup company. We may also contact targeted member investors who have an interest in a portfolio client's industry sector to facilitate a meeting between the member investor and the startup.



     After we have arranged financings for our portfolio clients, we continue to provide marketing and promotional support, strategic guidance, and networking opportunities with other portfolio clients as well as other members of our venture capital community.


GARAGE.COM CLIENTS


     Set forth below are our portfolio clients that had completed financings as of December 31, 1999, grouped by industry sector:


                                   [DIAGRAM]


     The foregoing table reflects only portfolio clients and does not include other clients for which we provided services. In 1999, for example, we provided services and raised capital for 12 non-portfolio client companies. At February 1, 2000, an additional 29 portfolio clients were actively seeking capital and eight were no longer actively seeking funding through Garage.com.


GARAGE'S WEBSITE DESTINATION FOR STARTUPS

     Our website is an Internet-based community that provides startups and investors with information about starting a company and the venture capital financing process. Our website also serves as the portal for the professional services that we offer. Since we launched our website in

May 1998, it has received more than 1.25 million unique visits. Our website is comprised of a number of areas:

     "Garage" is a password-protected area within the website where startups can submit business summaries on a confidential basis. This is also the area where we help startups refine their business models, find senior executive and technical employees, and obtain funding.


     "Heaven" is a password-protected area of our website where member investors are able to review a group of select investment opportunities and access an extensive database of startup and venture capital information. Startup companies that have become our client companies and are currently seeking funding are displayed in Heaven as portfolio companies.


     "Startup Jobs" is a password-protected area where individuals can confidentially submit their resumes to our client companies that are seeking to fill key positions in their management and technical teams.

     "Forums" is a public area that offers startup-related articles and question and answer areas hosted by leaders in the accounting and consulting, commercial banking, insurance, software development, legal, and venture capital fields.

     "Resources" is a public area that contains research and tools for entrepreneurs and investors such as articles on securities law, valuation software, and information on capital raising. This area also provides access to free startup-related email lists and links to professional service providers.

     "Newsroom" is a public area that contains daily updates and customized news retrieval on current news stories relevant to venture capital and startups. This area also contains news and press releases about us.

EVENTS -- BOOTCAMP FOR STARTUPS

     We conduct an ongoing series of conferences called Bootcamp for Startups. These two-day conferences are aimed at entrepreneurs seeking information and practical guidance about starting high technology companies. Each conference features some of the high technology industry's leading investors, entrepreneurs, and professional advisors, who speak on topics aimed at helping entrepreneurs learn how to start up, finance, market, and manage technology companies.

     We conduct these fee-based conferences to promote our brand awareness with entrepreneurs, investors, and key influencers in various venture capital markets, and to stimulate future business plan submissions from conference attendees. Our Bootcamp for Startups conferences serve both as an educational venue for entrepreneurs and as a significant part of our marketing and branding.

MARKETING AND BRAND DEVELOPMENT

     Our marketing program leverages multiple points of contact with our clients and prospective clients. These points of contact include: our website, Bootcamp for Startups conferences, email lists, a printed newsletter, public speaking appearances, and a public relations campaign to communicate our message to startups, investors, and other constituencies specifically interested in the startup community. Guy Kawasaki, our chief executive officer, is the best-selling author of seven books on marketing and entrepreneurship, a columnist for Forbes magazine, and a frequent speaker at industry events. In addition, our team includes Richard Karlgaard, a Garage.com co-founder and the publisher of Forbes magazine, and Geoff Baum, a past editor and current columnist at Forbes ASAP.

     We also publish several email newsletters, which have a combined subscriber base of more than 50,000. We have integrated our database technology to collect information from our website visitors on a voluntary basis, which allows us to most effectively deliver to them the specific types of information they are seeking.


     We have sponsorship agreements with professional service providers to the technology sector such as PricewaterhouseCoopers, Silicon Valley Bank, Venture Law Group, Credit Suisse First Boston, Microsoft, Heidrick and Struggles, Advanced Technology Ventures, McKinsey & Company, and ABD Insurance and Financial Services. These firms provide our startup companies with valuable services and provide us with a source of referrals for high quality investment opportunities. We provide further detail on these agreements in "Related Party Transactions -- Sponsorship Agreements". We are currently developing additional marketing programs, including a new series of post-Bootcamp educational events for entrepreneurs.


TECHNOLOGY

     Our technology platform runs many of the critical functions of our business. The platform consists of a website, and a secure, scalable client/server database architecture that support our business.

     Our website operates using StarNine WebStar 4.1 server software, and runs on Apple server hardware. The site serves dynamically generated web pages with data generated from our database. The system currently uses two independent web servers, each of which can process several thousand page views per hour. We designed the system to be scaleable and to accommodate more than twenty additional Web servers to handle increases in website traffic.

     We designed our technology platform to use widely accepted industry standard products. All components of the system are designed for reliability. Our database operates on dedicated hardware and is mirrored in real-time to provide an exact duplicate on an independent machine that can be used in the event of a failure on the main system. In addition, the servers operate on their own dedicated hardware, connected via a 100 megabit Ethernet network. The network is operated on the Macintosh operating system and designed for network security.

     Our platform is configured to adapt to use additional servers as needed. To prevent unnecessary system downtime, we have developed the capability to switch the system to a maintenance mode that allows routine site and database maintenance without inhibiting system access for users. We regularly add functionality and technologies to improve our business processes, track website activity, and communicate with and serve our customers more effectively.

INTELLECTUAL PROPERTY

     We regard our copyrights, service marks, trademarks, business processes, and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, member investors and client companies, partners, and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability, and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

     We filed a patent application for our business process, based on this technology platform, in October 1999. We pursue the registration of our service marks and trademarks in the United States and internationally. We have filed applications for the service marks of Garage.com with logo in the United States as well as certain foreign countries. In the United States, we have applied for additional service marks including Bootcamp for Startups, Bootcamp for Angels, and Geoff's Gems among others.

COMPETITION

     We encounter intense competition in all aspects of our business, and we expect this competition to increase. We compete on the basis of service and price, primarily the amount of equity compensation we receive.

     We face competition from regionally-focused companies, both domestically and internationally, which are trying to connect startups with venture investors using an Internet-based marketplace. SeedStage Capital, based in Austin, Texas, is an online market for startups and venture investors concentrating on the southwestern United States. Vcapital.com, based in Chicago, Illinois, is an online market for venture capitalists and startups. Yazam.com, based in Israel, is focusing on the Israeli market. OffRoad Capital, based in San Francisco, California, is an online market focused on later-stage private companies. These firms generally are at earlier stages of development and do not have a national presence.


     We also face competition from incubator firms, such as Internet Capital Group, divine interVentures, Bill Gross' IdeaLab!, and eCompanies. These companies offer an alternative source of capital and provide startups with office space, equipment, professional services, and strategic guidance. However, these firms generally expect to receive a controlling interest in their portfolio companies, usually more than 25% of the portfolio company's voting power, while we do not.


     We also face competition from early-stage venture capital firms. In addition, companies who have not traditionally provided investment banking services, including commercial banks and providers of online financial services, may elect to enter into our industry, particularly if we or our existing competitors are successful.

     Many companies that have relationships with startups, such as commercial banks, management consulting firms and accounting firms, could create services that compete against Garage.com. Established professional service and financial firms could leverage their existing and future relationships with startups, expertise, and established reputations to quickly enter our market.

     If we are unable to compete effectively with these competitors, the demand for, or prices of, our services and the quality of the companies applying to us for assistance may be reduced. Many of our competitors have longer operating histories and significantly greater financial, technical, and marketing resources than us. In addition, many of these competitors offer a wider range of services and financial products than Garage.com. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be leveraged to accelerate their competitive activity. Moreover, current and potential competitors have established and may establish future cooperative relationships among themselves and with third parties to enhance their products and services in this space. Consequently, new competitors or alliances may emerge and rapidly acquire significant market share.

REGULATION


     We are engaged in the business of arranging financings for our client companies and presenting investment opportunities to our client investors. We charge fees for our services that are contingent on the success of these transactions and the amount of funds raised. As a result of these activities we must register as a broker-dealer.



     Regulation of the Securities Industry and Broker-Dealers. Our business is subject to regulation applicable to the securities industry in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. We are registered as a broker-dealer with the SEC and in 50 states, the District of Columbia, and Puerto Rico. We are also a member of the NASD, a self regulatory body to which all broker-dealers belong. The SEC, self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders, or the suspension or expulsion of a broker-dealer, its officers, or employees. The SEC and self-regulatory organization rules cover many aspects of a broker-dealer's business, including capital structure and withdrawals, sales methods, trade practices among broker-dealers, use, and safekeeping of customers' funds and securities, record-keeping, the financing of customers' purchases, broker-dealer and employee registration, and the conduct of directors, officers, and employees.


     Effect of Net Capital Requirements. As a registered broker-dealer and member of the NASD, we are subject to the Uniform Net Capital Rule under the Exchange Act. The Uniform Net Capital Rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that a minimum amount of its assets be kept in relatively liquid form. As of December 31, 1999, our broker-dealer subsidiary was required to maintain minimum net capital of $100,000 and had total net capital of approximately $2.2 million.


     The SEC and the NASD impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer, and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule and NASD rules impose certain requirements that prohibit a broker-dealer from distributing or withdrawing capital and require prior notice to the SEC and the NASD for certain withdrawals of capital. Because our principal asset will be the ownership of stock in our broker-dealer subsidiary, these rules governing net capital and restrictions on withdrawals of funds could prevent us from meeting our financial obligations on a timely basis.

     Application of Securities Act and Exchange Act to Internet Business. The Securities Act governs the offer and sale of securities. The Exchange Act governs, among other things, the operation of the securities markets and broker-dealers. When enacted, the Securities Act and the Exchange Act did not contemplate the conduct of a securities business through the Internet. Although the SEC, in releases and no-action letters, has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

     Foreign Securities Authorities. We recently opened our first offices outside the United States in Israel and the United Kingdom. These businesses are subject to foreign laws and the rules and regulations of foreign governmental and regulatory authorities. These may include laws, rules, and regulations relating to any aspect of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases, broker-dealer and employee registration requirements, and the conduct of directors, officers, and employees.


     Changes in Existing Laws and Rules. Additional legislation or regulation, changes in existing laws and rules or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and our profitability.

EMPLOYEES

     At December 31, 1999, we employed 30 people full-time, including seven in management, operations, and human capital; four in marketing; four in information technology; and 15 in business development. We consider our employee relations to be good.

     Our future success depends in significant part on our ability to retain our key technical, sales, and senior management, none of whom are bound by an employment agreement. Competition for highly qualified technical, sales, and management personnel is intense, particularly in Silicon Valley, where our headquarters is located. At times we have experienced difficulty in attracting new personnel.

FACILITIES


     Our corporate offices are located in Palo Alto, California, where we currently lease approximately 7,500 square feet under a lease that expires in March 2002. We also have regional offices in the United States in Seattle, Washington; Boston, Massachusetts; and Austin, Texas as well as international offices in Israel and the United Kingdom. Rent expense for our headquarters and branch offices totals approximately $50,000 per month.



     We will need to obtain approximately 7,500 square feet of additional office space for our headquarters in Palo Alto, California. Suitable office space in Silicon Valley is in short supply and may be twice as expensive per square foot as our current space. We cannot assure you that we will be able to obtain additional office space on acceptable terms.


LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors as of December 31, 1999 are as follows:

NAME                                        AGE             POSITION WITH GARAGE.COM
----                                        ---             ------------------------
Guy T. Kawasaki...........................  45     Chairman of the Board, Chief Executive
                                                     Officer and Director
William M. Reichert.......................  44     President and Director
Mary Ann Cusenza..........................  43     Vice President of Finance and Chief
                                                     Financial Officer
William W. Joos...........................  53     Vice President of Business Development
William J. Mayall.........................  44     Vice President of Engineering
Thomas A. Bevilacqua(2)...................  43     Director
John C. Dean(1)...........................  53     Director
Joseph A. Grundfest(1)....................  48     Director
Jos C. Henkens(2).........................  47     Director
Craig W. Johnson(2).......................  53     Director
Richard P. Karlgaard(1)...................  45     Director
Chong-Moon Lee(1).........................  71     Director

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.


     GUY T. KAWASAKI has served as our Chairman of the Board, Chief Executive Officer and a director since our founding in October 1997. Mr. Kawasaki also is a columnist for Forbes Magazine and the author of seven books including Rules for Revolutionaries and How to Drive Your Competition Crazy. From July 1995 to January 1998, Mr. Kawasaki held a variety of positions at Apple Computer, Inc., including Chief Evangelist and Apple Fellow. Prior to joining Apple, Mr. Kawasaki was the chief executive officer of Fog City Software, Inc. from June 1994 to July 1995. Mr. Kawasaki earned a B.A. from Stanford University and an M.B.A. from the University of California, Los Angeles.



     WILLIAM M. REICHERT has served as our President and a director since March 1998, and as the Chief Executive Officer of Garage.com Securities, Inc. since April 1998. Mr. Reichert also served as our Chief Financial Officer from March 1998 to July 1999. Prior to joining us, Mr. Reichert served as Vice President and Chief Financial Officer of Academic Systems Corp., an educational software company, which he co-founded in February 1992. Mr. Reichert earned a B.A. from Harvard College and an M.B.A. from Stanford Business School.



     MARY ANN CUSENZA has served as our Vice President of Finance and Chief Financial Officer since July 1999. From April 1998 to July 1999, Ms. Cusenza was a private business consultant. From October 1996 to April 1998, Ms. Cusenza served as Vice President, Chief Financial Officer for Tularik Inc., a biotechnology company. Prior to joining Tularik Inc., Ms. Cusenza was employed by Apple Computer, Inc. from May 1985 to February 1996, most recently as Vice President and Treasurer. Ms. Cusenza also is a trustee of four mutual funds managed by the Phoenix-Seneca Trust. Ms. Cusenza earned a B.S. from Santa Clara University and an M.B.A. from the Walter A. Haas School of Business at the University of California, Berkeley.


     WILLIAM W. JOOS has served as our Vice President of Business Development since our founding in October 1997. From August 1997 to October 1997 and from July 1994 to November 1996, Mr. Joos was a private marketing consultant. Mr. Joos was Vice President, Sales of

Santeler Marketing Group, an event marketing company, from December 1996 to July 1997. Mr. Joos earned a B.S. from Jamestown College.


     WILLIAM J. MAYALL has served as our Vice President of Engineering since our founding in October 1997. Mr. Mayall has served as the President of Fog City Software, Inc. since January 1995. Mr. Mayall is the brother-in-law of Jos C. Henkens.



     THOMAS A. BEVILACQUA has served as a director since August 1999. Mr. Bevilacqua has served as Executive Vice President Corporate Development and Strategic Investments Officer of E*TRADE Group, Inc. since March 1999, an online brokerage. Prior to joining E*TRADE, Mr. Bevilacqua was a partner of Brobeck, Phleger & Harrison LLP, a private law firm, from November 1991 to March 1999. Mr. Bevilacqua is a director of Schuler Homes Inc. Mr. Bevilacqua earned a B.S. in Business Administration and a J.D. from Boalt Hall at the University of California. Mr. Bevilacqua was elected to our board of directors as a representative of our Series C preferred stockholders. Upon the closing of this offering, the outstanding shares of preferred stock will convert into shares of common stock and the holders of the Series C preferred stock will no longer have the right to appoint any directors.


     JOHN C. DEAN has served as a director since our founding in October 1997. Mr. Dean has been Chairman of Silicon Valley Bank, a bank holding company, and President and Chief Executive Officer of Silicon Valley Bancshares since April 1993. Mr. Dean is a director of Silicon Valley Bancshares. Mr. Dean earned a B.A. from Holy Cross College and a M.B.A. from the Wharton School at the University of Pennsylvania.

     JOSEPH A. GRUNDFEST has served as a director since our founding in October 1997. Mr. Grundfest joined the Stanford Law School faculty in January 1990 and currently is the William A. Franke Professor of Law and Business. Prior to joining the Stanford faculty, Mr. Grundfest served from November 1985 to January 1990 as a Commissioner of the United States Securities and Exchange Commission. Mr. Grundfest is also a co-founder and director of Financial Engines, Inc., an online investment advisor. Mr. Grundfest earned a B.A. from Yale College, a J.D. from Stanford Law School, and completed all requirements for a doctorate in economics from Stanford University but for the dissertation.


     JOS C. HENKENS has served as a director since February 1998. Mr. Henkens has been a general partner of Advanced Technology Ventures, a venture capital firm since January 1983. Mr. Henkens is a director of Actel Corporation, Credence Systems Corporation, and Seagull Business Software B.V. Mr. Henkens earned an M.B.A. and an M.S. from Stanford University and a B.S. and an M.S. from the University of Leyden, The Netherlands. Mr. Henkens is the brother-in-law of William J. Mayall.


     CRAIG W. JOHNSON has served as a director since our founding in October 1997. Mr. Johnson has been Chairman of Venture Law Group, a private law firm, since 1993. Mr. Johnson previously was a partner of Wilson Sonsini Goodrich & Rosati, a private law firm. Mr. Johnson is a director of Cohesion Technologies, Inc., a medical products company, and a co-founder of Financial Engines, Inc., an online investment advisor. Mr. Johnson earned a B.A. from Yale College and a J.D. from Stanford Law School.


     RICHARD P. KARLGAARD has served as a director since our founding in October 1997. Mr. Karlgaard has served as publisher of Forbes magazine since July 1998. Prior to joining Forbes magazine, Mr. Karlgaard founded and was the Editor of Forbes ASAP from July 1992 to July 1998. Mr. Karlgaard earned a B.A. from Stanford University.



     CHONG-MOON LEE has served as a director since August 1998. Mr. Lee is Chairman Emeritus and previously was President and Chief Executive Officer of Diamond Multimedia Systems and its predecessor companies, a computer component manufacturer, which he founded in 1973. Mr. Lee earned an M.B.A. equivalent from Korea University in Seoul, Korea, a M.S. from Vanderbilt University and a L.L.B. from Chung Ang University, in Seoul, Korea.

BOARD OF DIRECTORS


     Our board of directors consists of nine members. Upon the completion of the offering, the terms of office of the board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2001; Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2003. The Class I directors are Messrs. Dean, Henkens, and Karlgaard. The Class II directors are Messrs. Johnson, Lee, and Reichert. The Class III directors are Messrs. Bevilacqua, Grundfest, and Kawasaki. At each annual meeting of stockholders after the initial classification, the successors to directors whose term expires will be elected to serve a term of three years. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of directors may have the effect of delaying or preventing changes in control of Garage.com.


     Executive officers are elected by the board of directors annually. There are no family relationships among any of the directors, officers or key executives of Garage.com, except Jos Henkens is the brother-in-law of William Mayall.

BOARD COMMITTEES


     Audit Committee. Garage.com has established an audit committee of which Messrs. Dean, Grundfest, Lee, and Karlgaard are members. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. The audit committee must consist entirely of independent directors who are able to read and understand financial statements or become able to do so within a reasonable period of time after their appointment to the audit committee. At least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background.



     Compensation Committee. Garage.com has established a compensation committee of which Messrs. Bevilacqua, Henkens and Johnson are members. The compensation committee reviews and recommends to the board of directors the compensation and benefits of all of our officers and establishes and reviews general policies relating to compensation and benefits of our other employees. The compensation committee must consist entirely of persons who are not employees of Garage.com.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     William M. Reichert, our President and a director, was a member of our compensation committee from June 1999 to January 2000. Jos C. Henkens currently serves on our compensation committee and currently serves on the compensation committee of Actel Corp. and Seagull Business Software B.V. Until February 2000 Mr. Henkens served on the compensation committee of Credence Systems Corp.

     Currently, none of our executive officers serves on our compensation committee. None of our directors serves on the compensation committee of any other company that has an executive officer who serves on our compensation committee.

DIRECTOR COMPENSATION


     Our directors do not currently receive any cash compensation for their service as directors, except for reimbursement for reasonable travel expenses in connection with attendance at board and committee meetings. After this offering is completed, each of our non-employee directors will receive an option to purchase 20,000 shares of common stock pursuant to the automatic option grant program in effect under the 2000 director option plan with an exercise price per share equal to the initial public offering price. See "-- Incentive Plans" for more information about the automatic grant program.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to our chief executive officer and each of our other most highly compensated executive officers who were paid more than $100,000 during the fiscal year ended December 31, 1999 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                        ANNUAL COMPENSATION
                                                -----------------------------------    LONG-TERM
                                                                     OTHER ANNUAL      AND OTHER
         NAME AND PRINCIPAL POSITION            SALARY($)   BONUS   COMPENSATION(1)   COMPENSATION
         ---------------------------            ---------   -----   ---------------   ------------
Guy T. Kawasaki...............................  $227,198     --         $3,242             --
  Chairman of the Board and
  Chief Executive Officer
William M. Reichert...........................   202,771     --          1,556             --
  President
William W. Joos...............................   182,909     --          1,700             --
  Vice President of Business Development
William J. Mayall.............................   177,709     --          1,700             --
  Vice President of Engineering



(1) Other Annual Compensation consists of the difference between market interest and actual interest on loans we made to these executives.


CHANGE-OF-CONTROL AGREEMENTS

     We have agreed to enter into change-of-control agreements with each of our executive officers pursuant to which the vesting of these officers' stock options and restricted stock will accelerate in certain circumstances following a change-of-control of Garage.com. These agreements will provide that such acceleration will occur if the executive is involuntarily terminated following a change-of-control. The agreements will further provide for accelerated vesting of 50% of such officers' then unvested stock options or restricted stock. If, however, termination occurs during the first year of an option grant, the options that would have vested during the first year of the option will accelerate. An involuntary termination will be deemed to have occurred if (1) the executive is terminated without cause, (2) the executive's compensation, benefits or responsibilities are materially reduced, or (3) if Garage.com moves its corporate headquarters more than 50 miles from its current location.

INCENTIVE PLANS

  2000 EMPLOYEE STOCK PURCHASE PLAN

     Our 2000 employee stock purchase plan was adopted by our board of directors in February 2000 and will become effective upon the closing of this offering. We have reserved a total of 1,000,000 shares of common stock for issuance under the 2000 employee stock purchase plan, together with an annual increase in the number of shares reserved thereunder beginning on January 1, 2001 in an amount equal to the lesser of:

     - 750,000 shares;

     - two percent of our outstanding common stock on the first day of our fiscal year; or

     - an amount determined by our board of directors.

As a result of these annual increases, a maximum of 6,750,000 additional shares could be sold over the remaining nine year life of the employee stock purchase plan. Our employee stock purchase plan is administered by our board of directors and is intended to qualify under Section 423 of the Internal Revenue Code. Our employees, including our officers and employee directors, but excluding our five percent or greater stockholders or those who would become five percent stockholders upon execution of a grant, are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. In addition, no employee shall be granted an option under the plan to the extent that his or her rights to purchase stock under the plan exceed $25,000 worth of stock for each calendar year in which such option is outstanding at any time. Our employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed the lesser of 15% of an employee's compensation.

     Our employee stock purchase plan will be implemented in a series of overlapping twelve month offering periods, and each offering period consists of two six month purchase periods. The initial offering period under our employee stock purchase plan will begin on the effective date of this offering, and the subsequent offering periods will begin on the first trading day on or after May 15 and November 15 of each year. Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the date six months later, the end of a purchase period, throughout the offering period. If the fair market value of our common stock on any purchase date is lower than such fair market value on the start date of that offering period, then all participants in that offering period will be withdrawn from such offering period after the exercise of their option and automatically re-enrolled in the immediately following offering period. The purchase price of our common stock under our employee stock purchase plan will be 85% of the lesser of the fair market value per share on the start date of the offering period or at the end of the purchase period. Employees may end their participation in an offering period at any time, and their participation ends automatically on termination of employment with our company.

     Our employee stock purchase plan will terminate in January 2010, unless our board of directors terminates it sooner.

  1999 STOCK PLAN

     Our 1999 stock plan was adopted by our board of directors in May 1999 and approved by our stockholders in July 1999. The stock plan was amended in November 1999 and February 2000. A total of 5,000,000 shares of common stock have been reserved for issuance under our stock plan, together with an annual increase in the number of shares reserved for issuance under the plan beginning on January 1, 2001, in an amount equal to the lesser of:

     - 2,000,000 shares;

     - five percent of our outstanding shares of common stock on the first day of our fiscal year; or

     - an amount determined by our board of directors.

As a result of these annual increases, a maximum of 18,000,000 additional shares could be issued over the remaining nine year life of the 1999 stock plan.

     The 1999 stock plan provides for grants of incentive stock options to our employees including officers and employee directors and nonstatutory stock options to our consultants and non-employee directors. The purposes of our stock plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants, and to promote the success of our business. At the request of the board of directors, the compensation committee administers our stock plan and determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

     The term of the options granted under the 1999 stock plan is stated in each option agreement. However, the term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than ten percent of our outstanding stock at the time of grant, the term of an option may not exceed five years. Options granted under the 1999 stock plan vest and become exercisable as set forth in each option agreement.

     With respect to any optionee who owns more than ten percent of our outstanding stock, the exercise price of any stock option granted must be at least 110% of the fair market value on the grant date.

     Any incentive stock options granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000, will be treated as nonstatutory stock options. In any fiscal year, we may not grant any employee, director, or consultant options to purchase more than 1,500,000 shares, exclusive of 1,500,000 shares which may be granted in the case of an employee's initial employment. The 1999 stock plan will terminate in May 2009, unless our board of directors terminates it sooner.

     As of February 10, 2000, we had issued 1,906,000 shares of common stock upon the exercise of options granted under our stock plan, we had outstanding options to purchase 659,741 shares of common stock at a weighted average exercise price of $6.04 per share and 1,434,259 shares remain available for future option grants under our stock option plan. In addition, we have reserved 1,000,000 additional shares for grant, effective upon the closing of our initial public offering.

  2000 DIRECTOR OPTION PLAN

     Our 2000 director option plan will become effective upon the closing of this offering. We have reserved a total of 250,000 shares of common stock for issuance under the 2000 director option plan, together with an annual increase in the number of shares reserved for issuance under the plan beginning on January 1, 2001 equal to the lesser of:

     - 100,000 shares;

     - one percent of the outstanding shares of our common stock on the first day of our fiscal year; or

     - an amount determined by our board of directors.

As a result of these annual increases, a maximum of 900,000 additional shares could be issued over the remaining nine year life of the 2000 director option plan.

     The option grants under the 2000 director option plan are automatic and non-discretionary. The exercise price of the options is 100% of the fair market value of our common stock on the grant date.

     The 2000 director option plan provides for an initial grant to a non-employee director of an option to purchase 20,000 shares of common stock. Subsequent to the initial grants, each non-employee director will be granted an option to purchase 5,000 shares of common stock on January 1 of each year if the director has served on the board of directors for at least the preceding six months.

     The term of the options granted under the 2000 director plan is ten years, but the options expire three months following the termination of the optionee's status as a director or twelve months following termination if the termination is due to death or disability. Options granted under the 2000 director plan will become exercisable at a rate of 1/48th of the shares per month.

       401(k) PLAN

     In 1999, we adopted a Retirement Savings and Investment Plan, the 401(k) Plan, covering our full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us and the investment earnings thereon are not taxable to the employees until withdrawn. If our 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code, our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $10,000 in 1999 and to have those funds contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of our directors and executive officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to our company or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - any transaction from which the director derived an improper personal benefit.

     The limits on a director or officer's liability in our certificate of incorporation do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation together with our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that the indemnification provisions of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

     We entered into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.

     At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company where indemnification will be required or permitted. Nor are we aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS


     All future transactions, other than compensation, stock options pursuant to our incentive plans and other benefits available to employees generally, including any loans from us to our officers, directors, principal stockholders, or affiliates, will be approved by a majority of our board of directors, including a majority of our independent and disinterested members of our board of directors. If required by law, all such future transactions will be approved by a majority of the disinterested stockholders. These future transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

STOCK ISSUANCES TO OUR DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

     Between October 31, 1997 and March 23, 1998, we sold 8,300,000 shares of our common stock to Joseph Grundfest, Craig Johnson, William Joos, Richard Karlgaard, Guy Kawasaki, William Mayall, William Reichert, Silicon Valley Bancshares and VLG Investments 1997 for an aggregate purchase price of $10,000.

     Between March 11, 1998 and September 30, 1998, we sold 1,500,000 shares of our Series A preferred stock to two funds affiliated with Advanced Technology Ventures and to Silicon Valley Bancshares for an aggregate purchase price of $500,025.

     Between March 11, 1998 and September 30, 1998, we sold 3,000,000 shares of our Series B preferred stock to two funds affiliated with Advanced Technology Ventures and to Chong-Moon Lee for an aggregate purchase price of $1,500,000.

     Between August 27, 1999 and November 24, 1999, we sold 2,734,000 shares of our Series C preferred stock to three funds affiliated with Advanced Technology Ventures, and to E*TRADE Group, Inc., Joseph Grundfest, Craig Johnson and Chong-Moon Lee for an aggregate purchase price of $6,835,000.

     In December 1999 and January 2000, we sold 329,380 shares of our Series D preferred stock to three funds affiliated with Advanced Technology Ventures, and to Chong-Moon Lee, Guy Kawasaki, E*TRADE Group, Inc., VLG Investments 1997, Mary Ann Cusenza, Silicon Valley Bancshares, Joseph Grundfest, Craig Johnson, William Joos, Richard Karlgaard, William Mayall and William Reichert in exchange for their units of Garage.com Startups, LLC. The aggregate value of these shares was $1,648,481.

     On February 8, 2000, we sold 388,888 shares of our Series E preferred stock to funds affiliated with Advanced Technology Ventures and to E*TRADE Group for an aggregate purchase price of $3,499,992.

     The foregoing transactions are summarized in the table below. Upon the closing of this offering, each outstanding share of preferred stock will automatically convert into one share of common stock.


                                        SERIES A    SERIES B    SERIES C    SERIES D    SERIES E
                             COMMON     PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED     AGGREGATE      AGGREGATE
STOCKHOLDER                   STOCK       STOCK       STOCK       STOCK       STOCK       STOCK     CONSIDERATION      VALUE
-----------                 ---------   ---------   ---------   ---------   ---------   ---------   -------------   -----------
Jos C. Henkens and funds
  affiliated with Advanced
  Technology Ventures.....         --    750,000    1,000,000   1,004,000    50,711      216,666     $5,463,805     $39,277,901
Chong-Moon Lee............         --         --    2,000,000     100,000    47,185           --      1,486,151      27,913,405
Craig W. Johnson and VLG
  Investments 1997........  2,000,000         --           --      10,000    46,835           --        260,400      26,738,855
Guy T. Kawasaki...........  2,000,000         --           --          --    46,795           --        235,200      26,608,335
Thomas Bevilacqua and
  E*TRADE Group, Inc. ....         --         --           --   1,600,000    15,630      172,222      5,628,223      23,242,076
John C. Dean and Silicon
  Valley Bancshares.......    150,000    750,000           --          --    21,058           --        356,154      11,973,754
Joseph A. Grundfest.......    150,000         --           --      20,000     3,666           --         69,098       2,257,658

                                        SERIES A    SERIES B    SERIES C    SERIES D    SERIES E
                             COMMON     PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED     AGGREGATE      AGGREGATE
STOCKHOLDER                   STOCK       STOCK       STOCK       STOCK       STOCK       STOCK     CONSIDERATION      VALUE
-----------                 ---------   ---------   ---------   ---------   ---------   ---------   -------------   -----------
William W. Joos...........  1,000,000         --           --          --    23,398           --     $  117,602     $13,304,174
Richard P. Karlgaard......  1,000,000         --           --          --    23,398           --        117,602      13,304,174
William J. Mayall.........  1,000,000         --           --          --    23,398           --        117,602      13,304,174
William M. Reichert.......  1,000,000         --           --          --    23,398           --        122,102      13,304,174
Mary Ann Cusenza..........         --         --           --          --     3,908           --         19,559          50,804



     The amounts under Aggregate Value are determined by multiplying the total number of shares owned by an assumed public offering price of $13.00.


OPTION GRANTS AND LOANS TO EXECUTIVE OFFICERS

     In July 1999, we granted an option to Mary Ann Cusenza, our Vice President of Finance and Chief Financial Officer, to purchase 334,000 shares of common stock at an exercise price of $0.50 per share. This option vests monthly over four years. On December 14, 1999, we loaned Ms. Cusenza $167,000 to fund the exercise price of the options. Ms. Cusenza agreed to pay the principal amount of the loan with interest at an annual rate of 6.11% on July 31, 2003. The loan was secured by 334,000 shares of our common stock.

     In February 2000, we granted options to the executive officers set forth below. These options vest over four years, with the first 25% vesting on the first anniversary of grant and the remainder vesting monthly thereafter. These options have an exercise price of $7.00 per share.

                       NAME                         SHARES
                       ----                         -------
Guy T. Kawasaki...................................    5,000
William M. Reichert...............................    2,500
Mary Ann Cusenza..................................  102,500
William W. Joos...................................    2,500
William J. Mayall.................................    2,500

SPONSORSHIP AGREEMENTS

     We have entered into sponsorship agreements with each of Venture Law Group, Silicon Valley Bank and Advanced Technology Ventures. Craig Johnson, one of our directors, is a member of Venture Law Group. John Dean, one of our directors, is chairman and chief executive officer of Silicon Valley Bank. Jos Henkens, one of our directors, is a general partner of Advanced Technology Ventures. These sponsorship agreements include the following provisions:

     - Exclusivity: We have agreed not to have more than one "founding sponsor" in the sponsor's industry. A "founding sponsor" is the most prominently-mentioned sponsor in the sponsor's industry or profession on our website. However, we can mention other sponsors on our website.


     - Right of First Refusal: If we decide to have another "founding sponsor" in the same industry as an existing sponsor, we must give the existing sponsor an opportunity to match the prospective sponsor's offer. If the existing sponsor matches the prospective sponsor's offer, then we may not accept the prospective sponsor.


     - Co-Marketing: We and each of our sponsors will promote each other's website and services and to use each other's name and logo in specified circumstances.

     - Notice of Investment Opportunities: We have agreed to give advance notice -- generally three business days -- of investment opportunities to our sponsors prior to their posting on our website.

     - Silicon Valley Bank: We have agreed to give Silicon Valley Bank 25 transferable one-year passes to our website each year. Each pass provides full access to and use of the restricted portion of our website for angel, corporate and venture capital investors for use by qualified persons designated by Silicon Valley Bank. Collectively, these passes have a market value of approximately $12,000. In exchange, Silicon Valley Bank agreed to provide our clients with a 30-day pass. Each pass provides full access to and use of Silicon Valley Bank's restricted portion of its website.



     - Fees: We do not charge Venture Law Group a separate sponsorship fee because of its role in setting up our legal entities, arranging for other initial sponsors and providing uncompensated legal services to us in the past. These services include refining our business plan and introducing us to business contacts. We also do not charge Advanced Technology Ventures a separate sponsorship fee because of the importance of its role as the lead investor in our initial financing. Silicon Valley Bank agreed to pay us a sponsorship fee of $25,000 every six months. We do not recognize revenue related to these barter transactions as they do not meet the criteria under our revenue recognition policy.


     - Term: The term of each sponsorship agreement is three years, but each agreement is automatically renewable for a period of one year unless we or a sponsor give prior written notice of termination.

STARTUPS.COM


     We subleased office space to Startups.com, one of our client companies, from September 1999 to January 2000. Startups.com paid us a total of $33,579 in rent, which was the same rent we paid for this space. In July 1999, we arranged $2.4 million in financing for Startups.com for which we received $97,000 and the right to purchase 300,000 shares of Startups.com's stock as compensation for our services. We believe that the terms of this relationship were no less favorable than we could have received from an unaffiliated third party.



     We have a sponsorship agreement with Startups.com. Under this agreement, Startups.com agreed that we will be the most prominently-mentioned sponsor on the Startups.com website engaged in the business of venture capital financing, except Startups.com can feature another venture financing firm on its website if such firm pays a sponsorship fee of at least $50,000 annually. In addition, we and Startups.com agreed to promote each other's websites and services. Guy Kawasaki, our Chairman of the Board and Chief Executive Officer, and Craig Johnson, one of our directors, are directors of Startups.com. Mr. Johnson and VLG Investments 1999 own approximately 598,000 shares of Startups.com stock. Messrs. Kawasaki and Johnson do not hold their positions as directors of Startups.com as a result of any arrangement between Garage.com and Startups.com.


WEBORDER


     We arranged financing for WebOrder for which we received cash and equity as compensation for our services. We believe that the terms of this relationship were no less favorable than we could have received from an unaffiliated third party. Guy Kawasaki, our Chairman of the Board and Chief Executive Officer, is a director of WebOrder. Mr. Kawasaki owns approximately 10,000 shares of WebOrder stock. Mr. Kawasaki does not hold his position as a director of WebOrder as a result of any arrangement between Garage.com and WebOrder.


NETFREIGHT.COM


     We arranged financing for NetFreight.com for which we received cash and equity as compensation for our services. We believe that the terms of this relationship were no less favorable than we could have received from an unaffiliated third party. Craig Johnson, one of our directors, is a director of NetFreight.com. Mr. Johnson and VLG Investments 1999 own approximately 270,000 shares of stock of NetFreight.com. Mr. Johnson does not hold his position as a director of NetFreight.com as a result of any arrangement between Garage.com and NetFreight.com.


LOANS TO DIRECTORS, OFFICERS, AND SIGNIFICANT STOCKHOLDERS

     We loaned $160,000 in 1999 to the following officers, directors, and significant stockholders to fund the capital commitments of these persons to Garage.com Startups, LLC.

Guy T. Kawasaki...................................  $40,000
William M. Reichert...............................   20,000
William W. Joos...................................   20,000
William J. Mayall.................................   20,000
Craig W. Johnson..................................   12,000
Richard P. Karlgaard..............................   20,000
VLG Investments 1997..............................   28,000

     Each such loan accrued interest at 4.6% annually and was evidenced by a promissory note, which was secured by each person's interest in Garage.com Startups, LLC. All of these loans have been repaid.

BOOTCAMP FOR STARTUPS SPONSORSHIPS


     During 1999, we organized three Bootcamps for Startups conferences. Advanced Technology Ventures, Forbes magazine, Silicon Valley Bank, and Venture Law Group each sponsored one or more of these conferences. As founding sponsors of Garage.com, Advanced Technology Ventures, Silicon Valley Bank, and Venture Law Group are each entitled to preferential rates with respect to their sponsorship of our conferences. Set forth below is the amount paid by each of these firms and the amounts these firms would have paid if they were not founding sponsors:



                                      ACTUALLY   AMOUNT WOULD HAVE PAID
                                        PAID     IF NOT FOUNDING SPONSOR
                                      --------   -----------------------
Advanced Technology Ventures........  $ 65,000          $ 85,000
Silicon Valley Bank.................    70,000            85,000
Venture Law Group...................    30,000            35,000



Additionally, we received $130,000 of nonmonetary consideration from Forbes magazine in exchange for event sponsorships. We recognized $130,000 in revenue for this consideration based on amounts paid by unrelated parties for similar sponsorships. Entities affiliated with Advanced Technology Ventures, Silicon Valley Bank and Venture Law Group each own more than five percent of our capital stock. In addition, Jos Henkens, one of our directors, is a general partner of Advanced Technology Ventures. Richard Karlgaard, one of our directors, is publisher of Forbes magazine. John Dean, one of our directors, is Chairman of the Board of Silicon Valley Bank. Craig Johnson, one of our directors, is Chairman of Venture Law Group.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of February 10, 2000 by:

     - each person who is known by us to beneficially own more than 5% of our common stock;

     - each of our directors and Named Executive Officers; and

     - all of our officers and directors as a group.


                                                                            PERCENTAGE OF SHARES
                                                                               OUTSTANDING(1)
                                                             SHARES       -------------------------
                                                          BENEFICIALLY    PRIOR TO THE    AFTER THE
BENEFICIAL OWNER                                             OWNED          OFFERING      OFFERING
----------------                                          ------------    ------------    ---------
Jos C. Henkens(2).......................................    3,021,377         10.4%           9.3%
Funds affiliated with Advanced Technology Ventures
  485 Ramona Street, Suite 200
  Palo Alto, California 94301
Chong-Moon Lee..........................................    2,147,185          7.4%           6.6%
  c/o Garage.com
  420 Florence Avenue
  Palo Alto, California 94301
Craig W. Johnson(3).....................................    2,056,835          7.1%           6.3%
VLG Investments 1997
  2800 Sand Hill Road
  Menlo Park, California 94025
Guy T. Kawasaki(4)......................................    2,051,795          7.1%           6.3%
  c/o Garage.com
  420 Florence Avenue
  Palo Alto, California 94301
Thomas A. Bevilacqua(5).................................    1,787,852          6.2%           5.5%
E*TRADE Group, Inc
  4500 Bohannon Drive
  Menlo Park, California 94025
William J. Mayall(6)....................................    1,025,898          3.5%           3.2%
Richard P. Karlgaard(7).................................    1,023,398          3.5%           3.1%
William M. Reichert(8)..................................    1,020,898          3.5%           3.1%
William W. Joos(9)......................................    1,002,500          3.5%           3.1%
John C. Dean(10)........................................      921,058          3.2%           2.8%
Silicon Valley Bancshares
Joseph A. Grundfest(11).................................      173,666            *              *
All executive officers and directors as a group (12
  persons)..............................................   16,672,870        57.16%         51.19%


---------------
  *  Less than 1%.


 (1) Percentage of ownership is based on 29,056,129 shares outstanding as of February 10, 2000 assuming conversion of the preferred stock, and 32,556,129 shares outstanding after this offering assuming no exercise of the underwriters' over-allotment option. Beneficial ownership is calculated based on SEC requirements. All shares of the common stock subject to options currently exercisable or exercisable within 60 days after February 10, 2000 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

 (2) Consists of 1,791,944 shares owned by Advanced Technology Ventures V, LP, 1,203,610 shares owned by Advanced Technology Ventures IV, LP, and 25,823 shares of ATV Entrepreneurs Fund V, L.P., of which Mr. Henkens is a general partner. Mr. Henkens disclaims beneficial ownership of these shares except to the extent of his economic interest.

 (3) Consists of 624,078 shares owned by Mr. Johnson and 1,432,757 shares owned by VLG Investments 1997, of which Mr. Johnson is a partner. Mr. Johnson disclaims beneficial ownership of these shares except to the extent of his economic interest. 540,000 of the shares owned by Mr. Johnson are subject to a right of repurchase in favor of Garage.com if Mr. Johnson ceases to actively participate in the affairs of Garage.com. This repurchase right lapses as to 1.875% of these shares each month from October 31, 1997. 1,260,000 of the shares owned by VLG Investments 1997 are subject to a right of repurchase in favor of Garage.com if Mr. Johnson ceases to actively participate in the affairs of Garage.com. This repurchase right lapses as to 1.875% of the shares each month from January 7, 1998.

 (4) Consists of 2,046,795 shares owned by The Kawasaki Family Trust U/D/T dated June 15, 1994, of which Mr. Kawasaki is a trustee and 5,000 shares subject to options exercisable within 60 days following February 10, 2000. 1,800,000 of these shares are subject to a right of repurchase in favor of Garage.com if Mr. Kawasaki ceases to be a director, employee or consultant to Garage.com. This repurchase right lapses as to 1.875% of these shares each month from October 31, 1997.

 (5) Consists of 1,787,852 shares owned by E*TRADE Group Inc., of which Mr. Bevilacqua is Executive Vice President. Mr. Bevilacqua disclaims beneficial ownership of these shares.

 (6) Consists of 1,023,398 shares owned by the Mayall Family Trust, of which Mr. Mayall is a trustee and 2,500 shares subject to options exercisable within 60 days following February 10, 2000. 900,000 of these shares are subject to a right of repurchase in favor of Garage.com if Mr. Mayall ceases to serve as an employee or consultant to Garage.com. This repurchase right lapses as to 1.875% of these shares each month from October 31, 1997.

 (7) Consists of 1,023,398 shares owned by Richard P. Karlgaard and Majorie V. Karlgaard, as joint tenants. 900,000 of these shares are subject to a right of repurchase in favor of Garage.com if Mr. Karlgaard ceases to be a director or consultant to Garage.com. This repurchase right lapses as to 1.875% of these shares each month from October 31, 1997.

 (8) Consists of 1,018,398 shares owned by Mr. Reichert and 2,500 shares subject to options exercisable within 60 days following February 10, 2000. 995,000 of these shares are subject to a right of repurchase in favor of Garage.com if Mr. Reichert ceases to serve as an employee or consultant to Garage.com. This repurchase right lapses as to 1/48th of these shares each month from March 23, 1998.

 (9) Consists of 1,000,000 shares owned by The Joos Living Trust, dated April 25, 1996, of which Mr. Joos is a trustee and 2,500 shares subject to options exercisable within 60 days following February 10, 2000. 900,000 of these shares are subject to a right of repurchase in favor of Garage.com if Mr. Joos ceases to serve as an employee or consultant to Garage.com. This repurchase right lapses as to 1.875% of these shares each month from October 31, 1997.

(10) Consists of 921,058 shares owned by Silicon Valley Bancshares, of which Mr. Dean is Chief Executive Officer. Mr. Dean disclaims beneficial ownership of these shares. 150,000 of these shares are subject to a right of repurchase in favor of Garage.com if Mr. Dean ceases to be a director or consultant to Garage.com. Such repurchase right lapses as to 25% of these shares on March 23, 1999 and will lapse as to 1/48th of the shares each month through March 2002.

(11) Consists of 173,666 shares owned by Grundfest Living Trust U/T/A 8/25/97, of which Mr. Grundfest is a trustee. 150,000 of these shares are subject to a right of repurchase in favor of Garage.com if Mr. Grundfest ceases to serve as a director or consultant to Garage.com. Such repurchase right lapses as to 25% of the shares on March 23, 1999 and will lapse as to 2.083% of the shares per month through March 2002.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the closing of this offering, we will be authorized to issue 95,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value.

COMMON STOCK

     As of February 10, 2000, we had 29,056,129 shares of common stock outstanding held of record by approximately 166 stockholders.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. After the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

     Upon the closing of this offering, our board of directors will have the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. The board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be superior to the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; and

     - delaying or preventing a change in control of our company without further action by the stockholders.

We have no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF SOME PROVISIONS OF DELAWARE LAW AND OUR CHARTER
DOCUMENTS

     Provisions of Delaware law and our certificate of incorporation and bylaws, which are summarized below, may have an anti-takeover effect and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in our stockholders receiving a premium for their shares.

  DELAWARE LAW

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a

"business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

     - prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     A "business combination" generally includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

  CHARTER DOCUMENTS

     Upon completion of this offering, our certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. Our certificate of incorporation provides that directors may be removed:

     - with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock; or

     - without cause by the affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of the voting stock.

     Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The following persons are authorized to call a special meeting of stockholders:

     - a majority of our board of directors;

     - the chairman of the board;

     - the chief executive officer; or

     - 50% of our stockholders entitled to vote at the special meeting.

The limitation on the right of our stockholders to call a special meeting will make it more difficult for a stockholder to force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders. The restriction on the ability of stockholders to call a special meeting also will make it more difficult to replace the board until the next annual meeting.

     Although Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting, it also allows us to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder's meeting. However, we believe that the elimination of stockholders' written consents may deter hostile takeover attempts. Without the availability of stockholder's actions by written consent, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders' meeting and satisfy the notice periods determined by the board of directors. Our certificate of incorporation provides for the elimination of actions by written consent of stockholders upon the closing of this offering.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC. The transfer agent's address and telephone number is 235 Montgomery Street, 23rd Floor, San Francisco, California 94104 and (415) 743-1423.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have 32,556,129 shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option. Of this amount, the 3,500,000 shares of common stock offered by this prospectus will be available for immediate sale in the public market as of the date of this prospectus. Approximately 3,500,000 shares of common stock will be available for sale in the public market following the expiration of 180-day lock-up agreements with the representatives of our underwriters, subject in some cases to compliance with the volume and other limitations of Rule 144.



DAYS AFTER DATE OF                     SHARES ELIGIBLE
THIS PROSPECTUS                           FOR SALE                       COMMENT
------------------                     ---------------                   -------
Upon Effectiveness...................     3,500,000       Shares sold in the offering and
                                                          shares subject to Rule 144(k)
90 days..............................            --       Shares subject to Rule 144
180 days.............................     3,487,300       Underwriter lock-up released; subject
                                                          in some cases to volume limitations



     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock (approximately 325,561 shares immediately after the offering) or (b) the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale. A person who is not deemed to have been an affiliate of ours at anytime during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144, even after the applicable holding periods have been satisfied.


     We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of common stock in the open market may adversely affect the market price of the common stock offered by this prospectus.

     We and our directors, executive officers and other significant stockholders have agreed that they will not sell any common stock without the prior written consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus. We have also agreed not to issue any shares during the lock-up period without the consent of Goldman, Sachs & Co. except that we may, without this consent, grant options and sell shares under our stock incentive and purchase plans although the shares may not be resold into the public market during the lock-up period.

     Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144.

     We intend to file a registration statement on Form S-8 under the Securities Act shortly after the completion of the offering to register the shares of common stock subject to outstanding stock options that may be issued under these plans, which will permit the resale of these shares in the public market without restriction after the lock-up period expires. However, shares held by affiliates will still be subject to the volume limitations of Rule 144 unless otherwise resalable under Rule 701.

                                 LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for Garage.com by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. Alan K. Austin, a member of Wilson Sonsini Goodrich & Rosati, is our corporate secretary. As of the date of this prospectus, attorneys and investment partnerships associated with Wilson Sonsini Goodrich & Rosati beneficially owned 307,275 shares of common stock which will be worth approximately $4.0 million at an assumed public offering price of $13.00. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to Garage.com and the shares to be sold in the offering, see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings, including the registration statement, are also available to you without charge from the SEC Website, which is located at http://www.sec.gov.

                                  UNDERWRITING


     Garage.com and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to conditions specified in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation and FleetBoston Robertson Stephens Inc. are the representatives of the underwriters.



                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................
Credit Suisse First Boston Corporation......................
FleetBoston Robertson Stephens Inc. ........................

                                                                 ---------
          Total.............................................     3,500,000
                                                                 =========



     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 525,000 shares from Garage.com to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Garage.com. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 525,000 additional shares.


                                                                   Paid by Garage.com
                                                              ----------------------------
                                                              No Exercise    Full Exercise
                                                              -----------    -------------
Per Share...................................................    $               $
Total.......................................................    $               $


     The per share underwriting discounts and commission equals the public offering price per share of common stock, less the per share amount paid by the underwriters to Garage.com.


     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $       per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $       per share from
the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


     Garage.com, its officers, directors and substantially all of its stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

     Garage.com currently anticipates that it will request the underwriters to reserve up to 350,000 shares of its common stock for sale at the initial public offering price through a directed share program to persons designated by Garage.com, who have been or are expected to be vendors, service providers, or clients of Garage.com or who are friends or family members of Garage.com employees. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.


     Prior to the offering, there has been no public market for the common stock. The initial public offering price will be negotiated among Garage.com and the representatives. Among the factors to be considered in determining the initial public offering price of the common stock, in addition to prevailing market conditions, will be Garage.com's historical performance, estimates of Garage.com's business potential and earnings prospects of Garage.com, an assessment of Garage.com's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Garage.com has applied to have its common stock quoted on the Nasdaq National Market under the symbol "GRGE".

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     Garage.com estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.2 million.


     Garage.com has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

     In August 1999, Credit Suisse First Boston Venture Fund I, L.P. an affiliate of Credit Suisse First Boston Corporation, purchased 400,000 shares of our Series C preferred stock for $2.50 per share on the same terms and conditions as the other purchasers of Series C preferred stock. In August, 1999, Credit Suisse First Boston Venture Fund I, L.P. also purchased 83,333 units of Garage.com Startups, LLC, for $0.04 per unit, which were exchanged in January 2000 for 3,908 shares of our Series D preferred stock for $5.00 per share and on the same terms and conditions as the other purchasers of Series D preferred stock. In August 1999, Merchant GP, an affiliate of Credit Suisse First Boston Corporation, purchased 50,000 units of Garage.com Startups, LLC, for $0.04 per unit, which were exchanged in January 2000 for 2,340 shares of Series D preferred stock on the same terms and conditions as the other purchasers of Series D preferred stock. In February 2000, Credit Suisse First Boston Venture Fund I, L.P. purchased 43,030 shares of our Series E preferred stock for $9.00 per share pursuant to a contractual preemptive right and on the same terms and conditions as the other purchasers of Series E preferred stock. See "Related Party Transactions -- Stock Issuances to our Directors, Officers and Principal Stockholders." All of the foregoing shares will automatically convert into common stock upon the closing of this offering.


     In February 2000, GS PIA Partners I, L.P., an affiliate of Goldman, Sachs & Co., purchased 222,222 shares of our Series E preferred stock for $9.00 per share on the same terms and conditions as the other purchasers of Series E preferred stock. These shares will automatically convert into common stock upon the closing of this offering.

                                GARAGE.COM INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Changes in Stockholders'
  Equity....................................................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Garage.com Inc.

     We have audited the accompanying consolidated balance sheets of Garage.com Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from October 24, 1997 (inception) to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Garage.com Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from October 24, 1997 (inception) to December 31, 1998 and for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Palo Alto, California
February 10, 2000, except for
the caption "Reincorporation" in Note 2,

as to which the date is March   , 2000.

--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the reincorporation described in Note 2 to the consolidated financial statements under the caption "Reincorporation".

                                          /s/ Ernst & Young LLP

Palo Alto, California

March 23, 2000

                                GARAGE.COM INC.


                          CONSOLIDATED BALANCE SHEETS

                                                                                   PRO FORMA
                                                                                 STOCKHOLDERS'
                                                              DECEMBER 31,         EQUITY AT
                                                           ------------------    DECEMBER 31,
                                                            1998       1999          1999
                                                            ----       ----      -------------
                                                                                  (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                 AND PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents..............................  $ 2,816    $16,123
  Accounts receivable....................................       13        251
  Prepaid expenses and other current assets..............       51        100
                                                           -------    -------
          Total current assets...........................    2,880     16,474
Property and equipment, net..............................       60        212
Principal investments....................................       --        684
Other assets.............................................       35         67
                                                           -------    -------
                                                           $ 2,975    $17,437
                                                           =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..................  $    70    $   137
  Accrued compensation and related liabilities...........      109         99
  Deferred revenue.......................................       --        359
  Other current liabilities..............................       90        132
                                                           -------    -------
          Total current liabilities......................      269        727
Commitments (Note 4)
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares
     authorized; none issued and outstanding pro forma...       --         --       $    --
  Convertible preferred stock, $0.001 par value;
     14,700,000 shares authorized; 8,950,000 and
     14,460,212 shares issued and outstanding in 1998 and
     1999 (none pro forma), issuable in series; aggregate
     liquidation preference of $19,051 as of December 31,
     1999................................................        9         14            --
  Common stock, $0.001 par value; 95,000,000 shares
     authorized; 9,600,000 and 10,212,318 shares issued
     and outstanding in 1998 and 1999, respectively
     (24,672,530 shares pro forma).......................       10         10            24
  Additional paid-in capital.............................    4,191     20,070        20,070
  Notes receivable from stockholders.....................       --       (167)         (167)
  Deferred stock compensation............................       --     (2,407)       (2,407)
  Accumulated deficit....................................   (1,504)      (810)         (810)
                                                           -------    -------       -------
          Total stockholders' equity.....................    2,706     16,710       $16,710
                                                           -------    -------       =======
                                                           $ 2,975    $17,437
                                                           =======    =======

                            See accompanying notes.

                                GARAGE.COM INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                PERIOD FROM
                                                                OCTOBER 24,
                                                                    1997
                                                               (INCEPTION) TO      YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1998              1999
                                                               --------------     ------------
                                                                (IN THOUSANDS, EXCEPT SHARE
                                                                   AND PER SHARE AMOUNTS)
Revenue:
  Placement fees............................................     $       --       $     2,485
  Event registration and sponsorship fees (including $300 in
     1999 from related parties).............................             --             2,429
  Interest income...........................................             39               295
  Principal transactions....................................             --               225
  Website sponsorships and other............................            110               421
                                                                 ----------       -----------
Total revenue...............................................            149             5,855
                                                                 ----------       -----------
Costs and expenses:
  Cost of events............................................             --             1,030
  Compensation and benefits.................................            909             2,216
  Professional fees.........................................            234               377
  Occupancy.................................................            147               295
  Marketing.................................................            138               218
  Amortization of deferred stock compensation...............             --               541
  Other.....................................................            225               467
                                                                 ----------       -----------
Total costs and expenses....................................          1,653             5,144
                                                                 ----------       -----------
Income (loss) from operations...............................         (1,504)              711
Provision for income taxes..................................             --                17
                                                                 ----------       -----------
Net income (loss)...........................................     $   (1,504)      $       694
                                                                 ==========       ===========
Net income (loss) per share -- basic........................     $    (0.86)      $      0.17
                                                                 ==========       ===========
Net income (loss) per share -- diluted......................     $    (0.86)      $      0.03
                                                                 ==========       ===========
Shares used in per share calculation -- basic...............      1,739,593         4,119,035
                                                                 ==========       ===========
Shares used in per share calculation -- diluted.............      1,739,593        20,781,220
                                                                 ==========       ===========


                            See accompanying notes.

                                GARAGE.COM INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                              CONVERTIBLE                                             NOTES
                                            PREFERRED STOCK        COMMON STOCK       ADDITIONAL    RECEIVABLE
                                          -------------------   -------------------    PAID-IN         FROM
                                            SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS
                                            ------     ------     ------     ------   ----------   ------------
                                                          (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
 Issuance of Series A convertible
   preferred stock......................   1,800,000    $ 2             --    $--      $   591        $  --
 Issuance of Series B convertible
   preferred stock......................   7,150,000      7             --     --        3,567           --
 Issuance of common stock...............                         9,600,000     10           33           --
 Net loss...............................          --     --             --     --           --           --
                                          ----------    ---     ----------    ---      -------        -----
Balance at December 31, 1998............   8,950,000      9      9,600,000     10        4,191           --
 Issuance of Series B convertible
   preferred stock......................     150,000     --             --     --           75           --
 Issuance of Series C convertible
   preferred stock......................   4,800,000      5             --     --       11,966           --
 Issuance of Series D convertible
   preferred stock......................     560,212     --             --     --          439           --
 Issuance of common stock...............          --     --        612,318     --          451         (167)
 Deferred stock compensation............          --     --             --     --        2,948           --
 Amortization of deferred stock
   compensation.........................          --     --             --     --           --           --
 Net income.............................          --     --             --     --           --           --
                                          ----------    ---     ----------    ---      -------        -----
Balance at December 31, 1999............  14,460,212    $14     10,212,318    $10      $20,070        $(167)
                                          ==========    ===     ==========    ===      =======        =====


                                            DEFERRED                       TOTAL
                                             STOCK       ACCUMULATED   STOCKHOLDERS'
                                          COMPENSATION     DEFICIT        EQUITY
                                          ------------   -----------   -------------
                                             (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
 Issuance of Series A convertible
   preferred stock......................    $    --        $    --        $   593
 Issuance of Series B convertible
   preferred stock......................         --             --          3,574
 Issuance of common stock...............         --             --             43
 Net loss...............................         --         (1,504)        (1,504)
                                            -------        -------        -------
Balance at December 31, 1998............         --         (1,504)         2,706
 Issuance of Series B convertible
   preferred stock......................         --             --             75
 Issuance of Series C convertible
   preferred stock......................         --             --         11,971
 Issuance of Series D convertible
   preferred stock......................         --             --            439
 Issuance of common stock...............         --             --            284
 Deferred stock compensation............     (2,948)            --             --
 Amortization of deferred stock
   compensation.........................        541             --            541
 Net income.............................         --            694            694
                                            -------        -------        -------
Balance at December 31, 1999............    $(2,407)       $  (810)       $16,710
                                            =======        =======        =======

                            See accompanying notes.

                                GARAGE.COM INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                PERIOD FROM
                                                              OCTOBER 24, 1997
                                                               (INCEPTION) TO      YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1998              1999
                                                              ----------------    ------------
                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................      $(1,504)          $   694
Adjustment to reconcile net income (loss) to net cash (used
  in) provided by operating activities:
  Depreciation and amortization.............................           15                46
  Amortization of deferred stock compensation...............           --               541
  Principal transactions....................................           --              (225)
  Changes in assets and liabilities:
     Accounts receivable....................................           --              (238)
     Other assets...........................................          (99)              (81)
     Accounts payable and accrued expenses..................           70                67
     Accrued compensation and related liabilities...........          109               (10)
     Deferred revenue.......................................           --               359
     Other current liabilities..............................           90                42
                                                                  -------           -------
Net cash (used in) provided by operating activities.........       (1,319)            1,195
                                                                  -------           -------

INVESTING ACTIVITIES
Purchases of property and equipment.........................          (75)             (198)
Purchases of principal investments..........................           --              (459)
                                                                  -------           -------
Net cash used in investing activities.......................          (75)             (657)
                                                                  -------           -------

FINANCING ACTIVITIES
Proceeds from issuance of convertible preferred stock.......        4,167            12,485
Proceeds from issuance of common stock......................           43               284
                                                                  -------           -------
Net cash provided by financing activities...................        4,210            12,769
                                                                  -------           -------
Net increase in cash and cash equivalents...................        2,816            13,307
Cash and cash equivalents at beginning of year..............           --             2,816
                                                                  -------           -------
Cash and cash equivalents at end of year....................      $ 2,816           $16,123
                                                                  =======           =======

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Stock issued for notes receivable.........................      $    --           $   167
                                                                  =======           =======

                            See accompanying notes.

                                GARAGE.COM INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS


     Garage.com Inc. ("the Company") was incorporated in California on October 24, 1997 (inception) to operate an online business-to-business service that helps entrepreneurs and investors create, build, and fund promising early-stage technology startups. For the period from inception to December 31, 1997, the Company had no operations and approximately $11,000 in expenses. The Company introduced its website on May 13, 1998. The website served solely as an information resource to entrepreneurs and investors until October 1998 when the Company commenced broker-dealer activities through its wholly owned subsidiary, Garage.com Securities, Inc. ("Securities"), a registered broker-dealer.


     The Company assists client companies with raising early-stage financing, improving strategic and operational plans, and developing marketing and public relations campaigns. The Company generally receives cash fees as well as equity interests in client companies upon completion of a financing as compensation for its services. The Company also sponsors "Bootcamp for Startups" educational conferences for entrepreneurs. The Company receives registration and sponsorship fees associated with its educational conferences. The Company also generates revenue from website sponsorships and investor membership fees.


     Until January 2000, the Company was the managing member of Garage.com Startups LLC ("the LLC"), an entity with 95 percent common ownership that was formed to hold and manage equity interests in startup companies earned by Securities as compensation for its broker-dealer services. In December 1999 and January 2000, the Company acquired all of the outstanding interests in the LLC in exchange for 560,212 shares of its Series D preferred stock. The Company recorded this transaction as if it had occurred on December 31, 1999 because more than 90 percent of the interests in the LLC had been acquired by that date. The Company accounted for this transaction by carrying forward the historical bases of the assets and liabilities of the LLC. Subsequent to the transaction the LLC was dissolved and its assets were transferred to Securities.


     The Company is also the general partner of Garage.com Investments I, L.P., ("the LP") in which it owns a one percent economic interest and will receive a 20 percent performance fee on the LP's net realized gains and losses. The LP holds equity interests in startup companies who generally are clients of the Company.

     In May 1999, Garage.com's board of directors approved a two-for-one split of the Company's common and preferred stock. Stockholders received one additional share for every one share held on August 16, 1999. All share and per share amounts in these consolidated financial statements and the notes thereto have been retroactively adjusted to reflect the stock split.

     In December 1999, the Company's board of directors authorized the filing of a registration statement with the SEC to register shares of its common stock in connection with a proposed initial public offering. If the offering contemplated is consummated, the preferred stock outstanding as of the closing date will be converted into shares of the Company's common stock. The pro forma stockholders' equity in the accompanying balance sheet as of December 31, 1999 reflects conversion of the outstanding preferred stock into 14,460,212 shares of common stock.

                                GARAGE.COM INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Garage.com and its wholly owned subsidiary, Garage.com Securities, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

  REINCORPORATION

     On February 2, 2000, the Company's board of directors authorized the reincorporation of the Company in the State of Delaware. As a result of the reincorporation, the Company will be authorized to issue 95,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value Preferred Stock. The board of directors has the authority, without action of the stockholders, to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The par value and shares of common stock and preferred stock authorized, issued and outstanding at each balance sheet date presented, and for each period presented in the consolidated statements of stockholders' equity have been retroactively adjusted to reflect the reincorporation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalent accounts, which periodically exceed the federal deposit insurance corporation's insurance limits of $100,000, at high credit quality financial institutions. The Company's cash and cash equivalents are carried at cost, which approximates market.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets, generally three years.


  LONG-LIVED ASSETS



     The Company accounts for its long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121"). Consistent with SFAS 121, the Company identifies and records impairment losses, as circumstances dictate, on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If these conditions are present, the impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value. Fair value of an impaired asset is the amount at which the asset could be bought or sold by willing parties. None of these events have occurred with respect to the Company's long-lived assets, which consist primarily of machinery and equipment and leasehold improvements.

                                GARAGE.COM INC.

  PRINCIPAL INVESTMENTS

     Principal investments consist primarily of equity interests in early-stage privately held companies acquired as compensation for the Company's services. Principal investments are carried at fair value. Realized and unrealized gains and losses are recognized as increases and decreases in revenue respectively. Fair value is based on quoted market prices, when available. However, given the nature of the Company's investments and its limited access to information about investee companies, fair value is not usually readily ascertainable. In these cases, fair value is based on management's estimates and cost is often the best estimate of fair value. In determining fair value, management considers all available factors, which may include cost, the type of investment, subsequent purchases of the same or similar investments, and the current financial position and operating results of the company invested in. Management's estimates of fair value could differ materially from values that would have been used had a ready market for these investments existed. Impairments are immediately recognized as an offset to revenue in the consolidated statements of operations.

  INCOME TAXES

     The Company uses the liability method to account for income taxes as required by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  REVENUE RECOGNITION


     Private placement fees are recognized as revenue when all agreements associated with the funding of a client company have been signed and the client company has received the proceeds of the financing. Event registration and sponsorship fees associated with the Company's educational conferences are recognized upon completion of the applicable conference. The Company also generates revenue from website sponsorships and investor memberships, both of which are recognized on a straight-line basis over their term. Deferred revenue consists of payments received in advance of recognition of placement fee, event registration, sponsorship and membership revenue.



     The Company generally is paid cash based on established rates for event sponsorships. The Company also exchanges event sponsorships for nonmonetary consideration. Those exchanges are accounted for in accordance with the consensus in Emerging Issues Task Force Issue 99-17 (EITF 99-17), "Accounting for Advertising Barter Transactions". EITF 99-17 allows recognition of nonmonetary sponsorship revenue only when the fair value of the sponsorship surrendered is determinable based on the Company's historical practice of receiving cash or cash equivalents for similar sponsorships from unrelated entities. In 1998 and 1999, nonmonetary sponsorship revenues, recognized on the basis of comparable cash transactions, totaled $0 and $364,000, respectively, and are included in event registration and sponsorship fees in the accompanying consolidated statement of operations.


  DEVELOPMENT COSTS

     Since January 1, 1999, the Company has accounted for internal use software costs, including website development costs, in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). In

                                GARAGE.COM INC.

accordance with SOP 98-1, the Company capitalizes its costs to develop software for its website and other internal uses when preliminary development efforts are successfully completed and management has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are probable to result in additional functionality are capitalized. All capitalized costs are amortized to expense over their expected useful lives.

     Costs required to be capitalized under SOP 98-1 have been insignificant to date. Prior to the adoption of SOP 98-1, costs incurred by the Company to develop, enhance, manage, monitor and operate its website were expensed as incurred.

  ADVERTISING EXPENSE

     Advertising costs are expensed when incurred and included in marketing expense except for those expenses related to the Company's educational conferences, which are included in the cost of events. Advertising costs were $24,000 and $78,000 in 1998 and 1999, respectively.

  STOCK-BASED COMPENSATION

     The Company accounts for grants of stock options and common stock purchase rights to employees and directors according to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations ("APB No. 25"). Pro forma net income (loss) information, as required by Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), is included in Note 6. Options granted to consultants and other non-employees are accounted for in accordance with Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Investments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services," and valued using the Black-Scholes method prescribed by SFAS 123. These options are subject to periodic revaluation over their vesting terms. Any deferred stock compensation calculated according to APB No. 25 is amortized on a straight-line basis over the vesting period of the individual options, generally four years.

  COMPREHENSIVE INCOME

     As of January 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's results of operations or stockholders' equity.

  SEGMENT INFORMATION

     Financial Accounting Standards Board Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for the reporting of financial and descriptive information about reportable operating segments. Garage.com operates in two business segments. One segment includes the broker-dealer activities of Securities, for which the Company receives placement fees in the form of cash and equity securities. The second segment consists primarily of the sponsorship and production of the Company's periodic educational conferences from which the Company generates registration and sponsorship fees. The revenues associated with each of the Company's two segments and the costs directly related to the production of events are separately reported in the statements of operations for

                                GARAGE.COM INC.

1998 and 1999. The Company's internal financial information does not segregate any other cost or balance sheet information about the Company's segments. In addition, through December 31, 1998, foreign operations have not been significant to either revenue or investment in long-lived assets. The Company had no single client or sponsor from which it derived greater than 10% of its revenue in 1998 or 1999.


  INCOME (LOSS) PER SHARE


     Income (loss) per share has been computed according to the Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("SFAS 128"), which requires disclosure of basic and diluted earnings per share. Under SFAS 128, basic income (loss) per common share are calculated by dividing net income
(loss) by the weighted average number of common shares outstanding during the reporting period and excludes any dilutive effects of options, warrants, shares subject to repurchase and convertible securities. Diluted income (loss) per common share reflect the potential dilutive effect, determined by the treasury stock method, of additional common shares that are issuable upon exercise of outstanding stock options and warrants and gives effect to the conversion of the convertible preferred stock into common stock as of the later of the beginning of the period or the issuance of the convertible preferred stock. In 1998, diluted loss per share excludes all potentially dilutive common shares as their inclusion would be anti-dilutive. In 1999, all potentially dilutive common shares outstanding during the period were included in the calculation of diluted income per share.


     Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net income (loss) per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

                                GARAGE.COM INC.

     The following is a reconciliation of the numerator and denominator of basic and diluted net income (loss) per share (in thousands, except share and per share amounts):


                                                         PERIOD FROM
                                                         OCTOBER 24,
                                                             1997
                                                        (INCEPTION) TO      YEAR ENDED
                                                         DECEMBER 31,       ECEMBER 31
                                                             1998              1999
                                                             ----              ----
Numerator:
  Net income (loss)...................................   $    (1,504)      $       694
                                                         ===========       ===========
Denominator:
  Weighted average shares.............................     8,712,329         9,697,206
  Weighted average shares subject to repurchase.......    (6,972,736)       (5,578,171)
                                                         -----------       -----------
  Denominator for basic calculation...................     1,739,593         4,119,035
  Weighted average effect of dilutive securities:
     Assumed conversion of preferred stock............            --        10,633,874
     Unvested common stock subject to repurchase......            --         5,578,171
     Employee stock options...........................            --           450,140
                                                         -----------       -----------
  Denominator for diluted calculation.................     1,739,593        20,781,220
                                                         ===========       ===========
Net income (loss) per share:
  Basic...............................................   $     (0.86)      $      0.17
                                                         ===========       ===========
  Diluted.............................................   $     (0.86)      $      0.03
                                                         ===========       ===========


     Options outstanding during the year ended December 31, 1999 to purchase approximately 502,250 shares of common stock were not included in the computation of diluted income per share because the options' exercise price was greater than the average deemed fair value of the common stock for financial statement purposes during the period and, therefore, would be anti-dilutive.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," to defer the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. While Garage.com currently has no derivative financial instruments and does not engage in hedging activities, the Company anticipates engaging in derivative and hedging activity in the future and, therefore, expects to be impacted by the pronouncement. The impact of SFAS 133 on Garage.com's consolidated financial statements, however, will depend on a variety of factors including the level of future hedging activity, the types of hedging instruments used and the effectiveness of such instruments.

                                GARAGE.COM INC.

     In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. The Company's revenue recognition practices are in conformity with SAB No. 101.


  RECLASSIFICATIONS

     Certain prior-year amounts have been reclassified to conform with the current year's presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1998    1999
                                                              ----    ----
Computers, software and equipment...........................  $ 66    $198
Furniture and fixtures......................................     9      51
Leasehold improvements......................................    --      24
                                                              ----    ----
                                                                75     273
Less: Accumulated depreciation and amortization.............   (15)    (61)
                                                              ----    ----
Property and equipment, net.................................  $ 60    $212
                                                              ====    ====

4. COMMITMENTS

     At December 31, 1999, the Company's aggregate noncancelable minimum rentals based upon the terms of operating leases were as follows (in thousands):

                                                                AGGREGATE
                                                                 MINIMUM
                                                                 RENTAL
                                                                ---------
Year ended December 31:
  2000......................................................     $  472
  2001......................................................        449
  2002......................................................        118
  2003......................................................         26
  Thereafter................................................         --
                                                                 ------
     Total minimum payment required.........................     $1,065
                                                                 ======

     Rent expense, principally for leased facilities under long-term operating lease commitments, was $147,000 and $295,000 in 1998 and 1999, respectively.

5. CONVERTIBLE PREFERRED STOCK

     All series of preferred stock are convertible at the option of the holder at any time into common stock on a one-for-one basis, subject to adjustment for antidilution and carry voting rights equivalent to common stock with the exception of Series A preferred stock, which is nonvoting. Each share of preferred stock automatically converts into one share of common stock

                                GARAGE.COM INC.

in the event of an initial public offering of the Company's common stock in which gross offering proceeds exceed $10.0 million and the offering price is at least $2.00 per share or upon the vote by holders of at least two-thirds of the outstanding preferred stock. Holders of convertible preferred stock are entitled to noncumulative dividends when and if declared by the board of directors. No dividends have been declared through December 31, 1999.

     The preferred stock authorized, issued and outstanding at December 31, 1999 is as follows:

                                                                            AGGREGATE
                                         AUTHORIZED     SHARES ISSUED      LIQUIDATION
                                           SHARES      AND OUTSTANDING      PREFERENCE
                                         ----------    ---------------     -----------
                                                                          (IN THOUSANDS)
Series A...............................   2,000,000       1,800,000          $   600
Series B...............................   7,300,000       7,300,000            3,650
Series C...............................   4,800,000       4,800,000           12,000
Series D...............................     600,000         560,212            2,801
                                         ----------      ----------          -------
                                         14,700,000      14,460,212          $19,051
                                         ==========      ==========          =======

     In the event of liquidation or winding up of the Company, holders of Series A, B, C, and D convertible preferred stock are entitled to a liquidation preference of $0.33, $0.50, $2.50, and $5.00 per share, respectively, together with any declared but unpaid dividends prior and in preference to any distribution to holders of common stock. After payment has been made to the holders of preferred stock, any remaining assets will be distributed ratably among the holders of preferred stock and common stock in proportion to the number of shares of common stock held by each, assuming conversion of all Series A, B, C, and D preferred stock until certain limits are reached. If the Company's assets are insufficient to provide for the full preference amount for the preferred stock outstanding, then such assets will be distributed ratably among the holders of the preferred stock in proportion to the amount of such stock owned by each stockholder.

6. COMMON STOCK

  1999 STOCK PLAN

     During 1999, the board of directors adopted the 1999 Stock Plan ("1999 Plan"). The 1999 Plan provides for stock options and stock purchase rights to be granted to employees, directors, and consultants. Options granted under the 1999 Plan may be incentive stock options or nonstatutory stock options. Exercise prices are determined by the board of directors and may not be less than 100% of the fair value of the Company's common stock (not less than 85% of fair value for nonstatutory stock options granted under the 1999 Plan) on the date of grant. Options and purchase rights generally vest over four years and expire no more than 10 years from the date of grant. A summary of the Company's stock option activity during 1998 and 1999, and related information follows:

                                                NUMBER OF OPTIONS       WEIGHTED-AVERAGE
                                            -------------------------    EXERCISE PRICE
                                            AUTHORIZED    OUTSTANDING      PER SHARE
                                            ----------    -----------   ----------------
Options outstanding at December 31,
  1998....................................   4,000,000            --         $  --
  Authorized..............................          --            --            --
  Granted.................................  (2,134,541)    2,134,541          1.02
  Exercised...............................          --      (512,318)         0.87
  Forfeited...............................          --            --            --
                                            ----------     ---------
Options outstanding at December 31,
  1999....................................   1,865,459     1,622,223          1.06
                                            ==========     =========

                                GARAGE.COM INC.

     Options outstanding as of December 31, 1999 were as follows:

                                                             WEIGHTED                    WEIGHTED
                                               WEIGHTED      AVERAGE                     AVERAGE
                               OPTIONS          AVERAGE      EXERCISE      OPTIONS       EXERCISE
                            OUTSTANDING AT     REMAINING      PRICE       VESTED AT       PRICE
                             DECEMBER 31,     CONTRACTUAL      PER       DECEMBER 31,      PER
EXERCISE PRICE                   1999            LIFE         SHARE          1999         SHARE
--------------              --------------    -----------    --------    ------------    --------
$0.50.....................      997,334          9.41         $0.50        297,877        $0.50
$1.50-2.50................      624,889          9.87         $1.96             --           --
                              ---------                                    -------
                              1,622,223                                    297,877
                              =========                                    =======

     The weighted average fair value of options granted during 1999 was $0.20 per share.


     The Company has determined that the deemed fair value of all options granted, for financial reporting purposes, was greater than the option exercise price.


     The Company has elected to follow APB No. 25 in accounting for its employee and director stock options and stock purchase rights because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options and rights. Under APB No. 25, the Company does not recognize compensation expense with respect to awards if the exercise price equals or exceeds the fair value of the underlying security on the date of grant and other terms are fixed.

     Pro forma net income per share information is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options and rights under the fair value method. This method was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly selective assumptions, including the expected life of the options. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.

     For purposes of the Company's pro-forma disclosures, the fair value of these options and the purchase rights was estimated at the date of grant using the minimum value method with the following weighted average assumptions for 1999: risk free interest rate of 6.0%; no dividend yield; and a weighted average expected life of the options of five years. As no options were granted during 1998, no pro forma information for 1998 has been provided. Pro forma

                                GARAGE.COM INC.

information for 1999 assuming the estimated fair value of the options is amortized over the options' vesting period is as follows (in thousands, except per share amounts):

                                                                  YEAR
                                                                 ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Net income:
  As reported...............................................     $ 694
  Pro forma.................................................     $ 661
Net income per share -- basic:
  As reported...............................................     $0.17
  Pro forma.................................................     $0.16
Net income per share -- diluted:
  As reported...............................................     $0.03
  Pro forma.................................................     $0.03

  DEFERRED STOCK COMPENSATION

     During the year ended December 31, 1999, in connection with the grant of stock options to employees, the Company recorded deferred stock compensation of $2.9 million, representing the difference between the exercise price and the deemed fair value for financial reporting purposes of the Company's common stock on the date these stock options were granted. Deferred compensation is included as a reduction of stockholders' equity and is being amortized by charges to operations on a straight-line basis over the vesting period of each respective option, generally four years. During 1999, the Company recorded amortization of deferred stock compensation expense of approximately $541,000. At December 31, 1999, approximately $2.4 million of deferred stock compensation remained unamortized.

     Subsequent to December 31, 1999 through February 10, 2000, the Company has granted additional options to purchase 531,200 shares of common stock at $7.00 per share. In connection with these grants, the Company will record additional deferred compensation of approximately $584,000 in 2000 to be amortized to operating expense as described above.

  STOCK SUBJECT TO REPURCHASE

     As of December 31, 1998 and 1999, the Company had 6,937,229 and 4,677,316 shares outstanding, respectively, which were subject to the Company's lapsing right of repurchase in the event the holder's association with the Company terminates. These shares of common stock were sold to employees, directors, advisors and founding sponsors and generally vest over a four-year period.

                                GARAGE.COM INC.

  RESERVED SHARES

     Shares of common stock reserved for future issuance were as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
1999 Stock Plan:
  Outstanding options.......................................    1,622,223
  Reserved for future grants................................    1,865,459
Convertible preferred stock:
  Issued and outstanding....................................   14,460,212
                                                               ----------
                                                               17,947,894
                                                               ==========

7. RELATED PARTY TRANSACTIONS

     During 1999, the Company loaned a total of $160,000 to certain officers, directors and stockholders of the Company to fund their capital contributions to the LLC. These loans were repaid to the Company in connection with the acquisition of the LLC, plus interest at a rate of 4.60%.

     In December 1999, the Company provided a full recourse loan to a corporate officer to exercise options to purchase common stock. The loan totaled $167,000 and is repayable with interest to the Company in July 2003. The loan bears interest at a rate of 6.11% and is secured by the underlying common stock purchased.

     Event revenues in 1999 include $380,000 in revenues received from entities that are stockholders of the Company. None of this amount is included in accounts receivable. Sponsorship revenues in 1999, include $50,000 in revenues received from entities that are stockholders of the Company. Of this amount, $33,000 is included in accounts receivable at December 31, 1999.

     The Company subleased office space to a portfolio company for the period August 1999 to January 2000 at a monthly rental rate of $5,596. Two of the Company's directors are also directors of the portfolio company.

8. INCOME TAXES

     The provision for income taxes for the year ended December 31, 1999 relates to federal and state alternative minimum taxes of $13,000 and $4,000, respectively. A reconciliation of the

                                GARAGE.COM INC.

difference between the amount of income tax expense (benefit) recorded and the amount calculated using the federal statutory rate of 34% is as follows (in thousands):

                                                         PERIOD FROM
                                                      OCTOBER 24, 1997
                                                       (INCEPTION) TO       YEAR ENDED
                                                        DECEMBER 31,       DECEMBER 31,
                                                            1998               1999
                                                      -----------------    ------------
Statutory federal income tax........................        $(511)            $ 242
State taxes, net of federal benefit.................          (90)               76
Amortization of deferred compensation and other.....            6               188
Alternative minimum tax.............................           --                17
Change in deferred tax asset valuation allowance....          595              (506)
                                                            -----             -----
     Provision for income taxes.....................        $  --             $  17
                                                            =====             =====

     Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets were as follows (in thousands):

                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1999
                                                              ----     ----
Net operating loss carryforwards............................  $ 548    $ 122
Other, net..................................................     47       57
                                                              -----    -----
     Total deferred tax assets..............................    595      179
Valuation allowance for deferred tax assets.................   (595)     (89)
                                                              -----    -----
Deferred tax assets, net of valuation allowance.............     --       90
Deferred tax liability, principal transactions..............     --      (90)
                                                              -----    -----
Net deferred tax assets.....................................  $  --    $  --
                                                              =====    =====

     Because of the Company's short earnings history, the deferred tax assets have been offset by a valuation allowance to the extent management cannot conclude that it is more likely than not that the deferred tax asset will be realized.

     As of December 31, 1999, Garage.com had federal and state net operating loss carryforwards of approximately $306,000, which expire in 2018 and 2006, respectively. Utilization of net operating losses may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

9. EMPLOYEE BENEFIT PLANS

     In 1999, we adopted a 401(k) Savings Plan (the "401(k) Plan"). Under the 401(k) Plan, eligible employees may elect to contribute up to 25% of their pre-tax compensation. The Company's contributions to the 401(k) Plan totaled $39,000 for the year ended December 31, 1999.

                                GARAGE.COM INC.

10. SUBSEQUENT EVENTS

  PREFERRED STOCK FINANCING

     On February 8, 2000, the Company issued 2,989,917 shares of Series E convertible preferred stock for $9.00 per share. Net proceeds received by the Company were approximately $26.9 million. In connection with this financing, the Company's board of directors increased the number of shares of authorized convertible preferred stock by 3,100,000 to a total of 17,800,000 shares. The terms of the Series E convertible preferred stock are substantially similar to those of prior issuances except that the liquidation preference is $9.00 per share.

  2000 EMPLOYEE STOCK PURCHASE PLAN

     In February 2000, the board of directors adopted the 2000 Employee Stock Purchase Plan ("Purchase Plan"), authorizing the issuance of common stock through purchase rights granted to employees or to employees of affiliates, if any. The Purchase Plan authorizes the issuance of a total of 1,000,000 shares of common stock. This authorized share amount will be increased each February 1 beginning February 1, 2001, by the lesser of 750,000 shares or two percent of the number of outstanding shares of common stock on the last day of the prior fiscal year. However, the Company's board of directors has the authority to designate a smaller number of shares by which the authorized number of common shares will be increased on such dates.

  2000 DIRECTOR OPTION PLAN

     In February 2000, the Board of Directors adopted the 2000 Director Stock Option Plan ("Director Plan"), authorizing the grant of stock options to non-employee directors. The Director Plan authorizes the issuance of options on a total of 250,000 shares of common stock. This authorized share amount will be increased each January 1 beginning January 1, 2001, by the lesser of 100,000 shares or one percent of the number of outstanding shares of common stock on the last day of the prior fiscal year. However, the Company's board of directors has the authority to designate a smaller number of shares by which the authorized number of common shares will be increased on such dates.

Front Gate Graphics

                           The Garage.com Marketplace

    a.  Entrepreneurs:

        High Technology and Life-Sciences
        Industry sectors served by Garage.com

    b.  Investor groups

           - VCs
           - corporate investors
           - angel investors

    c.  Garage.com

        Solutions for Startups

    d.  Garage.com

        Solutions for Investors


Inside Front Graphics

1. Garage.com public and password-protected website screen shots in three visual layers

    a.  Screen shot of public website
        Home page at www.garage.com

    b. Screen shot of password-protected "Garage" portion of our website for entrepreneurs and startups

    c.  "Heaven . . .

               for our Member Investors


Graphics 4 Funnel Page 37

- Number of startups who have registered for access to the password-protected Garage section of our website.

-   Number of company overviews submitted by startups to Garage.com

-   Number of detailed applications submitted by startups to Garage.com

- Number of meetings between startups and Garage.com at one of Garage.com's offices.

-   Number of Garage.com Portfolio companies


Graphic 3 Inside Back

-   List of Garage.com Portfolio Clients

-   List of institutional investors in Garage.com clients

-   List of Garage.com Founding Sponsors

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS


                                        Page
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     4
Information Regarding Forward-Looking
  Statements..........................    19
Use of Proceeds.......................    20
Dividend Policy.......................    20
Capitalization........................    21
Dilution..............................    22
Selected Consolidated Financial
  Data................................    23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    24
Business..............................    32
Management............................    46
Related Party Transactions............    53
Principal Stockholders................    57
Description of Capital Stock..........    60
Shares Eligible for Future Sale.......    63
Legal Matters.........................    64
Experts...............................    64
Where You Can Find Additional
  Information.........................    64
Underwriting..........................    65
Index to Financial Statements.........   F-1


                           -------------------------

     Through and including             , 2000 (the 25th day after the date of
this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                3,500,000 Shares

                                GARAGE.COM INC.

                                  Common Stock
                           -------------------------

                               [Garage.com Logo]
                           -------------------------

                              Goldman, Sachs & Co.
                           Credit Suisse First Boston
                               Robertson Stephens

                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses to be paid by the Registrant, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.


                                                              AMOUNT TO BE
                                                                  PAID
                                                              ------------
SEC Registration fee........................................   $   18,065
NASD filing fee.............................................        7,343
Nasdaq National Market listing fee..........................       95,000
Blue sky qualification fees and expenses....................        5,000
Printing and engraving expenses.............................      150,000
Legal fees and expenses.....................................      550,000
Accounting fees and expenses................................      250,000
Transfer agent and registrar fees...........................       10,000
Miscellaneous expenses......................................      150,000
                                                               ----------
          Total.............................................   $1,235,408
                                                               ==========


---------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

     These indemnification provisions and the indemnification agreement to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since its inception, the Registrant has issued and sold the following unregistered securities:

          (1) Between October 31, 1997 and April 27, 1999, the Registrant sold 9,700,000 shares of common stock at prices ranging from $0.0005 to $0.05 per share to employees, directors and consultants. Such sales were made in reliance on Section 4(2) or Rule 701 of the Securities Act.

          (2) Between March 11, 1998 and September 30, 1998, the Registrant sold 1,800,000 shares of its Series A preferred stock to (a) two funds affiliated with Advanced Technology Ventures, (b) Silicon Valley Bancshares and (c) George Gilder for an aggregate purchase price of $600,030. Such sales were made in reliance on Section 4(2) of the Securities Act.


          (3) Between March 11, 1998 and January 8, 1999, the Registrant sold 7,300,000 shares of its Series B preferred stock to a total of 37 venture and individual investors. These investors include Chong-Moon Lee, Sanford
     R. Robertson and two funds affiliated with Advanced Technology Ventures, for an aggregate purchase price of $3,650,000. Such sales were made in reliance on Section 4(2) of the Securities Act.


          (4) Between May 19, 1999 and February 10, 2000, the Registrant granted options to purchase 2,665,741 shares of common stock at prices ranging from $0.50 to $7.00 to employees, directors and consultants pursuant to its 1999 Stock Plan. Such grants were made in reliance on Section 4(2) or Rule 701 of the Securities Act.


          (5) Between August 27, 1999 and November 24, 1999, the Registrant sold 4,800,000 shares of its Series C preferred stock to a total of 37 venture and individual investors, led by E*TRADE Group and funds affiliated with Advanced Technology Ventures, Mayfield Fund, Credit Suisse First Boston Corporation, and Draper Fisher Jurvetson Partners, for an aggregate purchase price of $12,000,000. Such sales were made in reliance on Section 4(2) of the Securities Act.



          (6) On December 31, 1999 and January 12, 2000, the Registrant issued 560,212 shares of Series D preferred stock to a total of 106 venture and individual investors in exchange for their units of Garage.com Startups, LLC for an aggregate purchase price of $2,801,060. Such sales were made in reliance on Rule 506 under the Securities Act.



          (7) On February 8, 2000, the Registrant sold 2,989,917 shares of its Series E preferred stock to a total of 54 venture and individual investors, led by Sequoia Capital, Safeguard Scientifics, Goldman Sachs, E*TRADE Group, Mayfield Fund, Advanced Technology Ventures, 3i Corporation, Hikari Tsushin, DBV Investments and Highland Capital for an aggregate purchase price of $26,909,253. Such sales were made in reliance on Rule 506 under the Securities Act.


     Share numbers in the foregoing table for shares issued prior to August 16, 1999 have been adjusted to account for a two-for-one stock split distributed on August 16, 1999.


     In each of the foregoing transactions, the purchasers of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, no general solicitation or advertising was used and appropriate legends were affixed to the certificates that represented such securities. No commissions were paid in connection with any of the foregoing transactions, and no brokers or underwriters were engaged.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
     1.1*  Form of Underwriting Agreement
     3.1** Certificate of Incorporation of Garage.com Inc.
     3.2** Form of Amended and Restated Certificate of Incorporation of
             Garage.com Inc. to be filed immediately after the closing
             of the offering
     3.3** Bylaws of Garage.com Inc.
     4.1   Specimen Common Stock Certificate
     5.1   Opinion of Wilson Sonsini Goodrich & Rosati
    10.1** Amended and Restated 1999 Stock Plan and forms of agreements thereunder
    10.2** 2000 Director Option Plan
    10.3** 2000 Employee Stock Purchase Plan
    10.4** Form of Indemnification Agreement
    10.5** Sponsorship Agreement, dated as of March 11, 1998, between
             Garage.com and Advanced Technology Ventures IV, L.P.
    10.6** Sponsorship Agreement, dated as of July 21, 1998, between
             Garage.com and Credit Suisse First Boston Corporation
    10.7** Sponsorship Agreement, dated as of March 11, 1998, between
             Garage.com and Silicon Valley Bank
    10.8** Sponsorship Agreement, dated as of July 9, 1998, between
             Garage.com and Heidrick & Struggles
    10.9** Sponsorship Agreement, dated as of May 7, 1998, between
             Garage.com and Coopers & Lybrand LLP
    10.10** Sponsorship Agreement, dated as of May 8, 1998, between
             Garage.com and Venture Law Group
    10.11** Sponsorship Agreement, dated as of September 30, 1998, between Garage.com and Alburger Basso de Grosz Insurance
             Services, Inc., DBA abd Insurance and Financial Services
    10.12# Sponsorship Agreement, dated as of January 19, 1999, between
             Garage.com and Microsoft Corporation
    10.13** Lease, dated as of March 10, 1998, between 505 Hamilton
             Partners and Garage.com
    10.14** Amendment to Lease, dated as of November 11, 1999, between
             505 Hamilton Partners and Garage.com
    21.1** List of Subsidiaries
    23.1   Consent of Ernst & Young LLP
    23.2   Consent of Wilson Sonsini Goodrich & Rosati (included in
             Exhibit 5.1)
    23.3   Consent of Kirkpatrick & Lockhart LLP
    24.1** Power of Attorney
    27.1   Financial Data Schedule


---------------
 * To be filed by amendment.

** Previously filed.


 # Confidential treatment requested for portions of this exhibit.

     (B) FINANCIAL STATEMENT SCHEDULES.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on the 24th day of March 2000.


                                          GARAGE.COM

                                          By:       /s/ GUY KAWASAKI
                                             -----------------------------------
                                                        Guy Kawasaki
                                                   Chief Executive Officer
                                                (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                 /s/ GUY KAWASAKI                         Chairman of the Board,       March 24, 2000
---------------------------------------------------    Chief Executive Officer and
                   Guy Kawasaki                                  Director
                                                      (Principal Executive Officer)

               /s/ MARY ANN CUSENZA                     Vice President of Finance      March 24, 2000
---------------------------------------------------    and Chief Financial Officer
                 Mary Ann Cusenza                        (Principal Financial and
                                                           Accounting Officer)

               WILLIAM M. REICHERT*                       President and Director       March 24, 2000
---------------------------------------------------
                William M. Reichert

                THOMAS BEVILACQUA*                               Director              March 24, 2000
---------------------------------------------------
                 Thomas Bevilacqua

                    JOHN DEAN*                                   Director              March 24, 2000
---------------------------------------------------
                     John Dean

                 JOSEPH GRUNDFEST*                               Director              March 24, 2000
---------------------------------------------------
                 Joseph Grundfest

                   JOS HENKENS*                                  Director              March 24, 2000
---------------------------------------------------
                    Jos Henkens

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
                  CRAIG JOHNSON*                                 Director              March 24, 2000
---------------------------------------------------
                   Craig Johnson

                RICHARD KARLGAARD*                               Director              March 24, 2000
---------------------------------------------------
               Richard P. Karlgaard

                  CHONG-MOON LEE*                                Director              March 24, 2000
---------------------------------------------------
                  Chong-Moon Lee

                *Power of Attorney

             By: /s/ MARY ANN CUSENZA
     ----------------------------------------
                 Mary Ann Cusenza
                 Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
     1.1*  Form of Underwriting Agreement
     3.1** Certificate of Incorporation of Garage.com Inc.
     3.2** Form of Amended and Restated Certificate of Incorporation of
             Garage.com Inc. to be filed immediately after the closing
             of the offering
     3.3** Bylaws of Garage.com Inc.
     4.1   Specimen Common Stock Certificate
     5.1   Opinion of Wilson Sonsini Goodrich & Rosati
    10.1** Amended and Restated 1999 Stock Plan and forms of agreements thereunder
    10.2** 2000 Director Option Plan
    10.3** 2000 Employee Stock Purchase Plan
    10.4** Form of Indemnification Agreement
    10.5** Sponsorship Agreement, dated as of March 11, 1998, between
             Garage.com and Advanced Technology Ventures IV, L.P.
    10.6** Sponsorship Agreement, dated as of July 21, 1998, between
             Garage.com and Credit Suisse First Boston Corporation
    10.7** Sponsorship Agreement, dated as of March 11, 1998, between
             Garage.com and Silicon Valley Bank
    10.8** Sponsorship Agreement, dated as of July 9, 1998, between
             Garage.com and Heidrick & Struggles
    10.9** Sponsorship Agreement, dated as of May 7, 1998, between
             Garage.com and Coopers & Lybrand LLP
    10.10** Sponsorship Agreement, dated as of May 8, 1998, between
             Garage.com and Venture Law Group
    10.11** Sponsorship Agreement, dated as of September 30, 1998, between Garage.com and Alburger Basso de Grosz Insurance
             Services, Inc., DBA abd Insurance and Financial Services
    10.12# Sponsorship Agreement, dated as of January 19, 1999, between
             Garage.com and Microsoft Corporation
    10.13** Lease, dated as of March 10, 1998, between 505 Hamilton
             Partners and Garage.com
    10.14** Amendment to Lease, dated as of November 11, 1999, between
             505 Hamilton Partners and Garage.com
    21.1** List of Subsidiaries
    23.1   Consent of Ernst & Young LLP
    23.2   Consent of Wilson Sonsini Goodrich & Rosati (included in
             Exhibit 5.1)
    23.3   Consent of Kirkpatrick & Lockhart LLP
    24.1** Power of Attorney
    27.1   Financial Data Schedule


---------------
 * To be filed by amendment.

** Previously filed.


 # Confidential treatment requested for portions of the exhibit.